AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                        NOVEMBER 13, 1995
                  Registration Nos. 33-63279 and 33-63279-01
================================================================
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                        __________________

                         AMENDMENT NO. 1
                               TO
                            FORM S-3
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933
                        __________________

         ROUSE CAPITAL                 THE ROUSE COMPANY
 (Exact name of registrant as    (Exact name of registrant as
   specified in its charter)       specified in its charter)
           Delaware                        Maryland
(State or other jurisdiction of (State or other jurisdiction of incorporation or organization) incorporation or organization)
          Applied For                     52-0735512
(I.R.S. Employer Identification (I.R.S. Employer Identification
             No.)                            No.)
     c/o The Rouse Company       10275 Little Patuxent Parkway
 10275 Little Patuxent Parkway  Columbia, Maryland  21044-3456
Columbia, Maryland  21044-3456          (410) 992-6000
        (410) 992-6000
 (Address including zip code,    (Address including zip code,
     and telephone number,           and telephone number,
    including area code, of         including area code, of
    registrant's principal          registrant's principal
      executive offices)              executive offices)
                        __________________

                       Bruce I. Rothschild
                         Vice President,
                  General Counsel and Secretary
                  10275 Little Patuxent Parkway
                 Columbia, Maryland  21044-3456
                         (410) 992-6000
    (Name, address including zip code, and telephone number,
           including area code, of agent for service)
                        __________________

                            Copies to:
      Timothy E. Peterson                 Joseph C. Shenker
Fried, Frank, Harris, Shriver &          Sullivan & Cromwell
           Jacobson                        250 Park Avenue
      One New York Plaza              New York, New York  10177
   New York, New York  10004                (212) 558-4000
        (212) 859-8000
                        __________________

  Approximate date of commencement of proposed sale to public:
As soon as practicable after the Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        __________________



                       CALCULATION OF REGISTRATION FEE

                                       Proposed   Proposed
                                        Maximum   Maximum
 Title of Securities        Amount     Aggregate  Aggregate     Amount of
 to be Registered           to be      Price Per  Offering     Registration
                          Registered   Security    Price           Fee
                             (1)        (2)(3)     (2)(3)          (4)
                          ----------   --------   --------     ------------
Rouse Capital     %       4,600,000
 Cumulative Quarterly     Preferred     $25.00    $115,000,000    $39,656
 Income Preferred         Securities
 Securities

The Rouse Company
 Guarantee with
 respect to Rouse
 Capital     %
 Cumulative Quarterly
 Income Preferred
 Securities (5)(6)

The Rouse Company
     % Junior
 Subordinated
 Debentures due
 2025 (7)

Total                     4,600,000     $25.00    $115,000,000    $39,656
                          Preferred
                          Securities


   (1) Includes 600,000 Preferred Securities subject to the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) and (n).
(3) Exclusive of accrued interest and distributions, if any.
(4) Previously paid.
(5) No separate consideration will be received for The Rouse Company Guarantee or Expense Agreement.
(6) This registration is deemed to include the rights of holders of the Preferred Securities under the Guarantees and certain backup undertakings as described in the Registration Statement.
(7) The Junior Subordinated Debentures will be purchased by Rouse
    Capital with the proceeds of the sale of the Preferred Securities.
    No separate consideration will be received for the Junior Subordinated Debentures.

                            ----------

  The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


      Subject to Completion, Dated NOVEMBER 13, 1995

                 4,000,000 Preferred Securities
                          ROUSE CAPITAL
      % Cumulative Quarterly Income Preferred Securities
                          (QUIPS*)
         (liquidation amount $25 per Preferred Security) guaranteed to the extent Issuer has funds as set forth herein by,
                        THE ROUSE COMPANY
                          ------------
     The    % Cumulative Quarterly Income Preferred Securities
(the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Rouse Capital, a statutory business trust formed under the laws of the State of Delaware (the "Issuer" or the "Trust"). The Rouse Company, a Maryland corporation ("Rouse" or the "Company"), is the owner of the common securities (the "Common Securities") representing undivided beneficial interests in the assets of the Issuer. The First National Bank of Chicago and Michael J. Majchrzak are the Property Trustee and the Delaware Trustee, respectively, of the Issuer. The Issuer exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the
proceeds thereof in   % Junior Subordinated Debentures due 2025
(the "Junior Subordinated Debentures") issued by Rouse, and the ability of the Issuer to make distributions and pay other amounts on the Preferred Securities is solely dependent upon Rouse making payments on the Junior Subordinated Debentures as and when required. The holders of the Preferred Securities will have a preference, with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the holders of the Common Securities issued by the Issuer only if there is an Event of Default (as defined in "Description of the Preferred Securities - Events of Default; Notice"). See "Description of the Preferred Securities - Subordination of Common Securities" and "- Liquidation Distribution Upon Dissolution".

     Holders of the Preferred Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing
December 31, 1995, at the rate of      % per annum of the
liquidation amount of $25 per Preferred Security. Rouse has the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period thereon at any time for up to 20 consecutive quarters (each an "Extension Period"). If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During an Extension Period, distributions will continue to accrue and holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of the Junior Subordinated Debentures - Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Considerations - Potential Extension of Interest Payment Period and Original Issue Discount".

  The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of Preferred Securities, as set forth below, are guaranteed to the extent set forth herein by Rouse (the "Guarantee"). See "Description of the Guarantee". If Rouse fails to make interest payments on the Junior Subordinated Debentures held by the Issuer, the Issuer will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee does not cover payment of distributions when the Issuer does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to enforce the rights of the Issuer under the Junior Subordinated Debentures held by the Issuer. Rouse's obligations under the Guarantee are subordinated and junior in right of payment to all other liabilities of Rouse (including the Junior Subordinated Debentures) except any liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms.

     The Preferred Securities are subject to mandatory
redemption upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption, at $25 per Preferred Security plus accumulated and unpaid distributions to the
Redemption Date (as defined under "Description of the Preferred Securities - Redemption Procedures"), whether or not earned or declared, to the date of payment. See "Description of the Preferred Securities - Redemption". Rouse will have the option at any
time on or after                   , 2000 to redeem the Junior
Subordinated Debentures, in whole or in part, with the proceeds of one or more Equity Issuances (as defined under "Description of the Preferred Securities - Redemption"), at a cash redemption price of 100% of the principal amount thereof, plus accrued interest to the date of redemption. Rouse also will have the right at any time, upon occurrence of a Tax Event (as defined under "Description of the Preferred Securities - Redemption"), to redeem the Junior Subordinated Debentures, in whole but not in part. See "Description of the Junior Subordinated
Debentures - Optional Redemption".

     The Junior Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness (as defined under "Description of the Junior Subordinated
Debentures - Subordination") of Rouse. As of September 30, 1995, Rouse had approximately $541 million of principal amount of Senior Indebtedness. Because Rouse is a holding company whose assets consist substantially of the stock of its subsidiaries, the Junior Subordinated Debentures are also structurally subordinated and junior in right of payment to indebtedness for money borrowed and capitalized lease obligations of Rouse's subsidiaries which aggregated $2,077 million at September 30, 1995. The terms of the Junior Subordinated Debentures do not limit Rouse's ability to incur additional Senior Indebtedness or subsidiary indebtedness. See "Description of the Junior Subordinated Debentures - Subordination".

  In the event of the liquidation of the Issuer, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation preference of $25 plus accrued and unpaid distributions thereon, whether or not earned or declared, to the date of payment (the "Liquidation Amount"), subject to certain limitations, unless in connection with such liquidation, Junior Subordinated Debentures are distributed to the holders of Preferred Securities. See "Description of the Preferred Securities - Liquidation Distribution Upon Dissolution".

     The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "RSEPrZ".

  The Preferred Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of Preferred Securities - Book-Entry-Only Issuance - The Depository Trust Company".

                            ----------

     See "Risk Factors" beginning on page 11 hereof for certain information relevant to an investment in the Preferred Securities, including the period and circumstances during which and under which payment on the Preferred Securities and the Junior Subordinated Debentures may be deferred and the related United States federal income tax consequences.

                            ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ----------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO
THE CONTRARY IS UNLAWFUL.

                            ----------

                             Initial
                              Public                        Proceeds
                             Offering     Underwriting       to the
                              Price      Commission (1)   Issuer (2)(3)
                             --------    --------------   -------------
Per Preferred Security. .    $                (2)            $
Total (4). . . . . . . . .   $                (2)            $

----------

(1) The Issuer and Rouse have agreed to indemnify the several Underwriters (as defined in "Underwriting") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that Rouse will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their arranging the
    investment therein of such proceeds, $      per Preferred
    Security (or $         in the aggregate).  See
    "Underwriting".
(3) Expenses of the offering, which are payable by Rouse, are estimated to be $524,956.
(4) The Issuer and Rouse have granted the Underwriters an option for 30 days to purchase up to an additional 600,000 Preferred Securities at the initial public offering price per Preferred Security, solely to cover over-allotments. Rouse will pay Underwriters' Compensation in the amount per Preferred Security set forth in Note 2 with respect to each such additional Preferred Security. If such option is exercised in full, the total Initial Public Offering Price, Underwriting Commission and Proceeds to the Issuer will be
    $              , $               and $              ,
    respectively.  See "Underwriting".


  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, and subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through
the facilities of DTC on or about                      , 1995.
----------
* Quips is a servicemark of Goldman, Sachs & Co.

Goldman, Sachs & Co.
               Alex. Brown & Sons
               Incorporated
                          Lehman Brothers
                               Merrill Lynch & Co.
                                    Smith Barney Inc.

                          ----------
The date of this Prospectus is                 , 1995.

                            [PHOTOS]



















                          ____________
  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                          ----------

                       PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data included elsewhere or incorporated by reference in this Prospectus. Unless otherwise specified, references herein to "Rouse" or "the Company" refer to The Rouse Company and its consolidated subsidiaries. Prospective investors should carefully read the entire Prospectus.

                      Rouse Capital

  The Issuer is a statutory business trust recently formed under the laws of the State of Delaware. All of the Issuer's
Common Securities are owned by Rouse.

  The Issuer exists for the exclusive purposes of issuing the Preferred Securities and the Common Securities, purchasing the Junior Subordinated Debentures with the proceeds thereof and engaging in activities necessary or incidental to the foregoing. The payment by the Issuer of distributions due on the Preferred Securities is completely dependent on its receipt of interest payments from Rouse on the Junior Subordinated Debentures.

                    The Rouse Company

  Rouse is one of the largest publicly-traded real estate companies in the United States. Rouse develops, acquires, owns and manages income-producing properties across the United States. At November 1, 1995, Rouse managed a portfolio of operating properties consisting of retail centers and office, mixed-use and other properties, totaling more than 58 million square feet in almost 200 buildings. Rouse also develops and sells land primarily in and around Columbia, Maryland.

                          The Offering

Securities Offered. . . . . . .   4,000,000 of the Issuer's
                                  % Cumulative Quarterly Income
                                  Preferred Securities.  In
                                  addition, the Issuer and Rouse
                                  have granted the Underwriters
                                  an option for 30 days to
                                  purchase up to an additional
                                  600,000 Preferred Securities
                                  at the initial public offering
                                  price, solely to cover over-
                                  allotments.

Distributions. . . . . . . . .    Distributions on the
                                  Preferred Securities will be
                                  payable at a rate per annum of
                                  % of the stated liquidation
                                  amount of $25 per Preferred
                                  Security and will cumulate
                                  from          , 1995.  Subject
                                  to the distribution deferral
                                  provisions described in "-
                                  Distribution Deferral
                                  Provisions" below,
                                  distributions will be payable
                                  quarterly in arrears on March
                                  31, June 30, September 30 and
                                  December 31 of each year,
                                  commencing December 31, 1995.
                                  Distributions that are in
                                  arrears for more than one
                                  quarter will bear interest at
                                  a rate per annum of     %,
                                  compounded quarterly.  The
                                  ability of the Issuer to make
                                  distributions on the Preferred
                                  Securities is completely
                                  dependent on its receipt of
                                  interest payments from Rouse
                                  on the Junior Subordinated
                                  Debentures.  See "Description
                                  of the Preferred

                                  Securities - Distributions".
                                  The holders of the Preferred
                                  Securities will have a
                                  preference with respect to
                                  cash distributions and amounts
                                  payable on liquidation,
                                  redemption or otherwise over
                                  the holders of the Common
                                  Securities only if there is an
                                  Event of Default.  See
                                  "Description of the Preferred
                                  Securities - Subordination of
                                  Common Securities" and
                                  "-Liquidation Distribution
                                  Upon Dissolution".

Distribution Deferral
   Provisions . . . . . . . .     Rouse has the right, at
                                  any time and from time to
                                  time, to extend any interest
                                  payment period on the Junior
                                  Subordinated Debentures for a
                                  period of up to 20 consecutive
                                  quarters, as described below
                                  under "- Junior Subordinated
                                  Debentures".  Quarterly
                                  distributions on the Preferred
                                  Securities would be deferred
                                  by the Issuer (but would
                                  continue to accumulate and
                                  would compound quarterly and
                                  Additional Amounts (as defined
                                  under "Description of the
                                  Preferred Securities -
                                  Distributions"), intended to
                                  provide quarterly compounding
                                  on distribution arrearages,
                                  would also accumulate) during
                                  any such period.  If an
                                  extension of an interest
                                  payment period occurs, holders
                                  of Preferred Securities will
                                  continue to accrue interest
                                  income for United States
                                  federal income tax purposes in
                                  advance of any corresponding
                                  cash distribution.  See "Risk
                                  Factors - Option to Extend
                                  Interest Payment Period; Tax
                                  Consequences" and "Certain
                                  United States Federal Income
                                  Tax Considerations - Potential
                                  Extension of Interest Payment
                                  Period and Original Issue
                                  Discount".

Liquidation Preference . . . .    $25 per Preferred
                                  Security, plus an amount equal
                                  to any accumulated and unpaid
                                  distributions (whether or not
                                  earned or declared) to the
                                  date of payment.  See
                                  "Description of the Preferred
                                  Securities - Liquidation
                                  Distribution Upon
                                  Dissolution".

Redemption. . . . . . . . . . .   Upon the repayment of any
                                  Junior Subordinated
                                  Debentures, whether at
                                  maturity or upon earlier
                                  redemption, the proceeds from
                                  such repayment will be applied
                                  to redeem Preferred Securities
                                  and Common Securities having
                                  an aggregate Liquidation
                                  Amount equal to the principal
                                  amount of the Junior
                                  Subordinated Debentures
                                  redeemed.  97% of such
                                  proceeds will be allocated to
                                  the redemption of Preferred
                                  Securities and 3% will be
                                  allocated to the redemption of
                                  Common Securities.  The
                                  redemption price for each
                                  Preferred Security selected
                                  for redemption will be equal
                                  to $25 plus
                                  accumulated and unpaid
                                  distributions to the date of
                                  redemption, whether or not
                                  earned or declared.  Rouse has
                                  the option to redeem the
                                  Junior Subordinated Debentures
                                  (i) at any time on or after
                                    , 2000, in whole or in part,
                                  with the proceeds of one or
                                  more Equity Issuances and
                                  (ii) at any time, in whole but
                                  not in part, upon the
                                  occurrence of a Tax Event.
                                  See "Description of the
                                  Preferred Securities -
                                  Redemption" and "Description
                                  of the Junior
                                  Subordinated Debentures -
                                  Optional Redemption".

Guarantee. . . . . . . . . . .    Rouse will fully,
                                  irrevocably and
                                  unconditionally guarantee, on
                                  a subordinated basis and to
                                  the extent set forth herein,
                                  the payment in full of
                                  (i) accrued and unpaid
                                  distributions on the Preferred
                                  Securities, if and only to the
                                  extent the Issuer has funds
                                  sufficient to make such
                                  payment therefor, (ii) the
                                  Redemption Price with respect
                                  to the Preferred Securities
                                  called for redemption, if and
                                  only to the extent the Issuer
                                  has funds sufficient to make
                                  such payment and (iii) upon a
                                  voluntary or involuntary
                                  dissolution, winding-up or
                                  termination of the Issuer
                                  (other than in connection with
                                  a redemption of all of the
                                  Preferred Securities), the
                                  lesser of (a) the aggregate
                                  Liquidation Amount, to the
                                  extent the Issuer has funds
                                  sufficient to make such
                                  payment, and (b) the amount of
                                  assets of the Issuer remaining
                                  available for distribution to
                                  holders of the Preferred
                                  Securities in liquidation of
                                  the Issuer.  The Guarantee
                                  will be unsecured and will
                                  rank (i) subordinate and
                                  junior in right of payment to
                                  all liabilities of Rouse
                                  (including the Junior
                                  Subordinated Debentures but
                                  excluding liabilities that are
                                  made pari passu with or
                                  subordinate to the Guarantee
                                  expressly by their terms) and
                                  (ii) senior to Rouse's Series
                                  A Convertible Preferred Stock,
                                  liquidation value $50.00 per
                                  share, and Rouse's common
                                  stock.  The Guarantee is a
                                  guarantee of payment and not
                                  of collection.  See "Risk
                                  Factors _ Rights Under the
                                  Guarantee" and "Description of
                                  the Guarantee _ General" and "
                                  _ Status of the
                                  Guarantee".

Voting Rights. . . . . . . . .    Generally, holders of the
                                  Preferred Securities will not
                                  have any voting rights.
                                  However, the vote of a
                                  majority in aggregate
                                  Liquidation Amount of
                                  outstanding Preferred
                                  Securities will be required to
                                  approve any amendment to the
                                  Trust Agreement or any
                                  proposed action by the
                                  trustees thereunder that would
                                  (i) adversely affect the
                                  powers, preferences or special
                                  rights of the
                                  holders of the Preferred Securities
                                  or (ii) cause the dissolution,
                                  winding-up or termination of
                                  the Issuer (other than
                                  pursuant to the Trust
                                  Agreement).  In addition, the
                                  approval of at least a
                                  majority in aggregate
                                  Liquidation Amount of
                                  outstanding Preferred
                                  Securities is required to
                                  approve (i) any amendment to
                                  the Indenture that would
                                  adversely affect the holders
                                  of the Preferred Securities
                                  and (ii) any waiver of an
                                  Event of Default under the
                                  Indenture or Rouse's
                                  obligation to comply with any
                                  covenant thereunder.  If an
                                  Event of Default under the
                                  Indenture has occurred and is
                                  continuing and the Debenture
                                  Trustee or the holders of at
                                  least 25% of the outstanding
                                  principal amount of the Junior
                                  Subordinated Debentures fail
                                  to declare the principal of
                                  and interest on the Junior
                                  Subordinated Debentures
                                  immediately due and payable,
                                  then the holders of at least
                                  25% of the aggregate
                                  Liquidation Amount of
                                  outstanding Preferred
                                  Securities shall have the
                                  right to do the same.  See
                                  "Description of the Preferred
                                  Securities - Voting Rights"
                                  and "Description of the Junior
                                  Subordinated Debentures -
                                  Events of Default".

Distribution of Junior
Subordinated Debentures
Debentures Upon the Occurrence
of Certain Events. . . . . . .    In the event that (i) Rouse
                                  becomes bankrupt or insolvent
                                  or is dissolved or liquidated
                                  or (ii) a Tax Event occurs,
                                  the Issuer may be dissolved
                                  and liquidated and the holders
                                  of the Preferred Securities
                                  and Common Securities shall
                                  receive Junior Subordinated
                                  Debentures having an aggregate
                                  principal amount equal to the
                                  aggregate Liquidation Amount
                                  of the outstanding Preferred
                                  Securities (together with any
                                  Additional Amounts, if
                                  applicable), in lieu of
                                  payment of the aggregate
                                  Liquidation Amount of such
                                  Preferred Securities and
                                  Common Securities (together
                                  with any Additional Amounts,
                                  if applicable), which payment
                                  would be subject to such
                                  assets of the Issuer available
                                  for distribution after
                                  satisfaction of liabilities to
                                  creditors.  See "Description
                                  of the Preferred Securities -
                                  Liquidation Distribution Upon
                                  Dissolution".

Junior Subordinated Debentures .  The Junior Subordinated
                                  Debentures will mature on
                                                  , 2025, and
                                  will bear interest at the rate
                                  of    % per annum, payable
                                  quarterly in arrears on March
                                  31, June 30, September 30 and
                                  December 31 of each year,
                                  commencing December 31, 1995.
                                  Such payment period may be
                                  extended from time to time by
                                  Rouse (during
                                  which period interest would
                                  continue to accrue and
                                  compound quarterly) for a
                                  period of up to 20 consecutive
                                  quarters (each, an "Extension
                                  Period").  Prior to the
                                  termination of any Extension
                                  Period of less than 20
                                  consecutive quarters, Rouse
                                  may further extend the
                                  interest payment period as
                                  long as such Extension Period,
                                  as further extended, does not
                                  exceed 20 consecutive quarters
                                  and does not extend beyond the
                                  maturity of the Junior
                                  Subordinated Debentures.  Upon
                                  the termination of any
                                  Extension Period and the
                                  payment of all amounts then
                                  due, Rouse may select a new
                                  Extension Period, subject to
                                  the terms of the preceding
                                  sentence.  No interest shall
                                  be due during an Extension
                                  Period until the end of such
                                  period.  If Rouse extends an
                                  interest payment period, Rouse
                                  will be prohibited from paying
                                  dividends or distributions on
                                  certain of its capital stock
                                  or other securities and making
                                  certain other restricted
                                  payments until quarterly
                                  interest payments are resumed
                                  and all accumulated and unpaid
                                  interest (including any
                                  interest payable to effect
                                  quarterly compounding) on the
                                  Junior Subordinated Debentures
                                  is brought current.  The
                                  payment of the principal of
                                  and interest on the Junior
                                  Subordinated Debentures will
                                  be subordinated in right of
                                  payment to all Senior
                                  Indebtedness (as defined under
                                  "Description of the Junior
                                  Subordinated Debentures _
                                  Subordination") of Rouse.  As
                                  of September 30, 1995, Rouse
                                  had approximately $541 million
                                  of principal amount of Senior
                                  Indebtedness.  In addition,
                                  because Rouse is a holding
                                  company whose assets consist
                                  substantially of the stock of
                                  its subsidiaries the Junior
                                  Subordinated Debentures will
                                  be structurally subordinated
                                  and junior in right of payment
                                  to indebtedness for money
                                  borrowed and capitalized lease
                                  obligations of Rouse's
                                  subsidiaries, which as of
                                  September 30, 1995 aggregated
                                  $2,077 million.  As described
                                  above under " _ Redemption",
                                  Rouse has the option to redeem
                                  the Junior Subordinated
                                  Debentures under certain
                                  circumstances.  See
                                  "Description of the Junior
                                  Subordinated Debentures" and
                                  "Risk Factors - Subordination
                                  of Guarantee and Junior
                                  Subordinated Debentures;
                                  Limited Preference Rights of
                                  Preferred Securities".

Use of Proceeds. . . . . . . . .  The Issuer will invest
                                  the proceeds received from the
                                  sale of the Preferred
                                  Securities and the Common
                                  Securities in the Junior
                                  Subordinated Debentures.
                                  After paying the expenses
                                  associated with the offering
                                  made hereby, Rouse
                                  will use the net proceeds to
                                  retire or reduce certain of
                                  its outstanding debt, to fund
                                  development projects and/or
                                  property acquisitions, and for
                                  general corporate purposes.
                                  See "Use of Proceeds".

Form of Preferred Securities . .  The Preferred Securities
                                  will be represented by a
                                  global certificate or
                                  certificates registered in the
                                  name of DTC or its nominee.
                                  Beneficial interests in the
                                  Preferred Securities will be
                                  evidenced by, and transfers
                                  thereof will be effected only
                                  through, records maintained by
                                  participants in DTC.  Except
                                  as described herein, Preferred
                                  Securities in certificated
                                  form will not be issued in
                                  exchange for the global
                                  certificate or certificates.
                                  See "Description of the
                                  Preferred Securities - Book-
                                  Entry-Only Issuance - The
                                  Depository Trust Company".

            Summary Selected Financial Data of Rouse

  The following summary financial information of the Company for the years ended December 31, 1994, 1993 and 1992 and the nine months ended September 30, 1995 and 1994 was derived from the Company's consolidated financial statements and five-year comparison of selected financial data contained in its Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and 1994 and is qualified in its entirety by such documents. See "Incorporation of Certain Documents by Reference". The selected financial information of the Company for the years ended December 31, 1992, 1991 and 1990 was derived from the audited consolidated financial statements of the Company for such periods and the balance sheet information for the quarter ended September 30, 1994 was derived from the unaudited consolidated financial statements of the Company for such period which, in each case, have not been incorporated herein by reference. Results for the nine months ended September 30, 1995 and 1994 are unaudited. Results for the nine months ended September 30, 1995 are not necessarily indicative of results for the year ending December 31, 1995. The following financial information should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated by reference into and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                             Nine Months
                                Ended
                            September 30,                      Year Ended December 31,
                         ===================   ====================================================

                           1995       1994       1994      1993        1992      1991       1990
                         ========   ========   ========  =========  =========  ========= ==========
                                    (in thousands, except ratios and per share data)

Operating results
 data:
 Revenues from
  continuing
  operations. . . . .    $495,316   $489,846   $671,171   $646,805    $597,105  $573,498   $529,570
 Earnings (loss) from
  continuing
  operations. . . . .       3,939      2,155      6,606     (1,291)    (15,849)    2,424     (1,165)
 Earnings (loss) from
  continuing
  operations available
  for common
  shareholders per
  share of common
  stock. . . . . . . .       (.15)      (.16)      (.14)      (.27)      (.33)       .05       (.07)

Balance sheet data:

Total assets-cost
 basis . . . . . .      2,929,637  2,897,922  2,915,860  2,874,982  2,726,281  2,637,452  2,614,877
Total assets-current
 value basis (5)  . .      --          --     4,736,961  4,588,636  4,214,819  4,174,093  4,362,153

Debt, capital leases
 and redeemable
 Preferred stock . .    2,617,637  2,550,453  2,532,920  2,473,596  2,498,983  2,374,527  2,344,095
Shareholders' equity
 (deficit):
Historical cost
 basis . . . . . .         54,483     80,763     95,026    113,151    (34,848)    17,328     25,339
Current value basis
 (5) . . . . .             --           --    1,614,245  1,525,606  1,188,896  1,274,070  1,470,088

Shareholders' equity
 (deficit) per share
 of common stock:
 Historical cost
 basis (6) . . . .            .93       1.42       1.63       1.98       (.74)       .36        .53
Current value basis
 (5)(6)  . . .             --           --        27.75      26.75      25.50      26.60      30.10
Other selected data:
 Earnings before
 depreciation and
 deferred taxes from
 operations (EBDT) .       76,978     67,115     94,710     78,281     52,282     46,820     50,290
Net cash provided by
 (used in):
Operating activities. .    69,525     79,008    113,775    101,149     66,630     67,226    35,057
Investing activities. .   (64,087)  (143,272)  (178,551)  (154,446)  (144,836)   (96,210) (248,532)
Financing activities. .   (28,633)    41,086     40,618     47,068     98,914     17,271   246,968
Ratio of earnings to
 fixed charges
 (8)(9)(10) . . . . .        1.05       1.04       1.06       1.01       --        --         --
Ratio of earnings to
 combined fixed
 charges and
 Preferred stock
 dividend
 requirements
 (1)(2)(3) . . . . .        --          --           --       --         --        --         --
Consolidated
 coverage ratio (4) .        1.48       1.42       1.44       1.37       1.25       1.24      1.29
Cash dividends per
 share of common
 stock for the period. .      .60        .51        .68        .62        .60        .60       .60
Cash dividends per
 share of convertible
 Preferred stock for
 the period . . . . .        2.43       2.43       3.25       2.83        --       --         --
Market price per
 share of common
 stock at end of
 period (7) . . .           22.00      19.13      19.25      17.75      18.00      18.25     14.50
Market price per
 share of convertible
 Preferred stock at
 end of period . . .        54.88      51.13      48.50      53.75        --      --         --
Weighted average
 common shares
 outstanding . . . .       47,779     47,563     47,565     47,411     47,994     48,157    48,019
Number of common
 shares outstanding
 at end of period  .       47,921     47,568     47,571     47,562     47,292     48,193    48,130
Number of
 convertible
 Preferred stock
 shares outstanding
 at end of period . .       4,505      4,025      4,505      4,025        --      --         --



--------------------
(1) The pro forma ratio of earnings to combined fixed charges and Preferred stock dividend requirements for the year ended December 31, 1994 and the nine months ended September 30, 1995, adjusted to give effect to the issuance of the Preferred Securities and the use of the proceeds therefrom, are not materially different from the historical ratios.
(2) The ratio of earnings to combined fixed charges and Preferred stock dividend requirements is computed by dividing total fixed charges and amounts of pre-tax earnings required to cover Preferred stock dividend requirements into net earnings (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items other than capitalized interest. Fixed charges include interest costs, the estimated interest component of rent expense and certain other items.
(3) Total fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for fixed charges and Preferred stock dividend requirements by $9,597,000 and $9,752,000 for the nine months ended September 30,1995 and 1994, respectively, and $8,934,000, $17,722,000, $29,449,000, $10,347,000,
     and $28,363,000 for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.
(4) Consolidated coverage ratio is the ratio of earnings before depreciation and deferred taxes from operations
     (EBDT) plus consolidated interest expense to consolidated interest expense. Consolidated interest expense includes dividends on redeemable Preferred Stock (retired for financial reporting purposes in 1990), which are included because the stock was subject to mandatory redemption requirements for cash.
(5) Current value basis financial information is not presented for interim periods.
(6) Historical cost basis shareholders' equity per share of common stock and current value basis shareholders' equity per share of common stock assume the conversion of the Company's Series A Convertible Preferred stock.
(7) The market price of common stock of the Company as of the close of business on November 7, 1995 was $21.50 per share.
(8) The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items, plus fixed charges other than capitalized interest. Fixed charges include interest costs, the estimated interest component of rent expense and certain other items.
(9) Total fixed charges exceeded the Company's earnings available for fixed charges by $29,449,000, $10,347,000 and $24,575,000 for the years ended December 31, 1992, 1991 and 1990, respectively.
(10) The pro forma ratio of earnings to fixed charges for the year ended December 31, 1994 and the nine months ended September 30, 1995, adjusted to give effect to the issuance of the Preferred Securities and the use of the proceeds, therefrom, are not materially different from the historical ratios.

                          RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters:

   Subordination of Guarantee and Junior Subordinated Debentures;
Limited Preference Rights of Preferred Securities

     Rouse's obligations under the Junior Subordinated
Debentures are subordinate and junior in right of payment to all other liabilities of Rouse, except the Guarantee, trade credit and any liabilities that may be made pari passu with or subordinate to the Junior Subordinated Debentures expressly by their terms. Rouse's obligations under the Guarantee are subordinated and junior in right of payment to all other liabilities of Rouse (including the Junior Subordinated Debentures) except any liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms.
As of September 30, 1995, Rouse had approximately $541 million of Senior Indebtedness outstanding. As a holding company, substantially all of Rouse's assets consist of stock and other equity interests of its subsidiaries. Except to the extent that Rouse may itself be a creditor with recognized claims against Rouse's subsidiaries, the claims of the holders of the Junior Subordinated Debentures to assets of the subsidiaries of Rouse effectively are subordinated to the claims of the direct creditors of the subsidiaries of Rouse. At September 30, 1995, Rouse's subsidiaries had $2,077 million of indebtedness outstanding for money borrowed and capitalized lease obligations. None of the terms of the Preferred Securities, the Junior Subordinated Debentures or the Guarantee limit Rouse's ability to incur additional Senior Indebtedness or subsidiary indebtedness. See "Description of the Guarantee - Status of the Guarantee" and "Description of the Junior Subordinated
Debentures - Subordination".

  The ability of the Issuer to pay amounts due on the Preferred
Securities is solely dependent upon Rouse making payments on the Junior Subordinated Debentures as and when required.

     The holders of the Preferred Securities will have a preference with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the holders of the Common Securities only if there is an Event of Default. See "Description of the Preferred Securities - Subordination of Common Securities" and "- Liquidation Distribution Upon Dissolution".

Option to Extend Interest Payment Period; Tax Consequences

     Rouse has the right under the Indenture (as defined under "Description of Preferred Securities - Distributions") to extend the interest payment period from time to time on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters. During any such extended interest payment period, quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue with interest thereon) by the Issuer. In the event that Rouse exercises this right, during such period Rouse may not declare or pay dividends or distributions (other than dividends or distributions in common stock of Rouse or other security junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of its capital stock, or make any guarantee payment with respect to the foregoing (other than payments under the Guarantee), or repurchase, or cause any of its subsidiaries to repurchase, any security of Rouse ranking pari passu with or subordinate to the Junior Subordinated Debentures (except on a ratable basis with securities ranking pari passu with the Junior Subordinated Debentures). Prior to the termination of any such extended interest payment period, Rouse may further extend the interest payment period, provided that such extended interest payment period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters and that such extended interest payment period may not extend beyond the maturity date of the Junior Subordinated Debentures. Upon the termination of any extended interest payment period and the payment of all amounts then due, Rouse may select a new extended interest payment period, subject to the foregoing requirements. If Rouse should determine to exercise its extension right in the future or the market perceives that Rouse is likely at any time to exercise such right, the market price of the Preferred Securities may be adversely affected. Rouse currently has no intention to exercise its right to extend interest payment periods on the Junior Subordinated Debentures. See "Description of the Preferred Securities - Distributions" and "Description of the Junior Subordinated Debentures - Option to Extend Interest Payment Period".

     Should an extended interest payment period occur, holders of Preferred Securities will continue to recognize interest income for United States federal income tax purposes. As a result, such a holder will be required to include such interest in gross income for United States federal income tax purposes in advance of the receipt of the deferred cash distributions, and such holder will not receive such deferred cash distributions from the Issuer related to such income if such holder disposes of its Preferred Securities prior to the record date for payment of distributions. See "Certain United States Federal Income Tax Considerations - Potential Extension of Interest Payment Period and Original Issue Discount".

Rights Under the Guarantee

  The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The First National Bank of Chicago will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities and will also be the trustee for the Junior Subordinated Debentures and the Property Trustee (as defined under "Description of the Preferred Securities").

     The Guarantee guarantees on a subordinated basis to the holders of the Preferred Securities the payment (but not the collection) of (i) any accrued and unpaid distributions required to be paid on the Preferred Securities, if and only to the extent the Issuer has funds sufficient to make such payment, (ii) the Redemption Price, including all accrued and unpaid distributions, with respect to Preferred Securities called for redemption by the Issuer, if and only to the extent the Issuer has funds sufficient to make such payment therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with a redemption of all of the Preferred Securities), the lesser of (a) the aggregate Liquidation Amount, to the extent the Issuer has funds sufficient to make such payment and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Issuer. If, upon a dissolution, winding up or termination as described above, the Issuer distributes the Junior Subordinated Debentures in lieu of making payment on the Preferred Securities, the Guarantee will cease to be of any effect because the Guarantee extends only to the Preferred Securities, which will have been redeemed. The holders of a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or other power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against Rouse to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If Rouse were to default on its obligations under the Junior Subordinated Debentures, the Issuer would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would be required to rely on the enforcement by the Property Trustee of its rights, as registered holder of the Junior Subordinated Debentures, against Rouse pursuant to the terms of the Junior Subordinated Debentures. See "Description of the Guarantee - Status of the Guarantee" and "Description of the Junior Subordinated Debentures - Subordination". The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

Tax Event

     Upon the occurrence of a Tax Event, Rouse has the right to
(i) redeem the Junior Subordinated Debentures, in whole but not in part, in which event the Issuer will redeem the Preferred Securities or (ii) distribute the Junior Subordinated Debentures to holders of the Preferred Securities. See "Description of the Preferred Securities - Redemption". As a result, the holders of Preferred Securities upon the occurrence of a Tax Event, would receive cash equal to the liquidation preference of the Preferred Securities plus accrued and unpaid distributions thereon to the date of payment, whether or not earned or declared, or, alternatively, would receive Junior Subordinated Debentures equal to the liquidation preference of such Preferred Securities. See "Certain United States Federal Income Tax Consequences - Receipt of Junior Subordinated Debentures in Liquidation of Rouse Capital" for a description of the consequences related to the distribution of Junior Subordinated Debentures.

Limited Voting Rights

     Holders of Preferred Securities will have limited voting rights and, except upon the occurrence of an Event of Default under the Trust Agreement, will not be entitled to vote to appoint, remove or replace the Property Trustee or the Administrative Trustees (as defined under "Rouse Capital") or to increase or decrease the number of Administrative Trustees, which voting rights are vested exclusively in the holder of the Common Securities unless and until an Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, the Property Trustee or the Administrative Trustees may be removed by the holders of a majority in aggregate liquidation amount of the Preferred Securities. If any proposed amendment to the Trust Agreement provides for, or the Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the holders of the Preferred Securities, whether by way of amendment to the Trust Agreement or otherwise, or (ii) the dissolution, winding-up or termination of the Issuer, other than pursuant to the Trust Agreement, then the holders of outstanding Preferred Securities will be entitled to vote on such amendment or proposal, and such amendment or proposal shall not be effective except with the approval of the holders of at least a majority in aggregate Liquidation Amount of such outstanding Preferred Securities. See "Description of the Preferred Securities - Voting Rights". In addition, certain modifications may be made to the Indenture without the consent of the holders of the Preferred Securities. See "Description of the Junior Subordinated Debentures - Modification of the Indenture".

Trading Characteristics of the Preferred Securities

     The Preferred Securities have been approved for listing as an equity security on the New York Stock Exchange, subject to notice of issuance, under the symbol "RSEPrZ". Accordingly, the Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued and unpaid distributions; thus, purchasers will not pay for and sellers will not receive any accrued and unpaid interest with respect to their undivided interests in the Junior Subordinated Debentures owned through the Preferred Securities that is not included in the trading price of the Preferred Securities. However, interest on the Junior Subordinated Debentures will be included in the gross income of holders of Preferred Securities who are United States Persons (as defined under "Certain United States Federal Income Tax Considerations - General") as it accrues, rather than when it is paid. See "Certain United States Federal Income Tax Considerations - Income from Preferred Securities" and "- Sale of Preferred Securities". Because the Preferred Securities pay a dividend at a fixed rate based upon the fixed interest rate payable on the Junior Subordinated Debentures, the trading price of the Preferred Securities may decline if interest rates rise.

   Real Estate Investment Risks

  General. Real property investments are subject to varying degrees of risk. The Company's revenues and the value of its properties may be adversely affected by the general economic climate, the local economic climate and local real estate conditions, including the perceptions of prospective tenants of the attractiveness of the property; the ability of the Company to provide adequate management, maintenance and insurance; the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise; and increased operating costs. Real estate values may also be adversely affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

  Illiquidity of Real Estate. Real estate investments are relatively illiquid and therefore may tend to limit the ability of the Company to react promptly in response to changes in economic or other conditions.

  Development Risks. New project development is subject to a number of risks, including risks of availability of financing, construction delays or cost overruns that may increase project costs, risks that the properties will not achieve anticipated occupancy levels or sustain anticipated lease levels, and new project commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations and the incurrence of development costs in connection with projects that are not pursued to completion.

  Dependence on Rental Income from Real Property.  The
Company's cash flow and results of operations would be adversely affected if a significant number of tenants were unable to meet their obligations or if the Company were unable to lease a significant amount of space in its operating properties on economically favorable lease terms. In the event of default by a tenant, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on its operating properties affected.

  Competition. There are numerous other developers, managers and owners of real estate that compete with the Company in seeking management and leasing revenues, land for development, properties for acquisition and disposition and tenants for properties.

  Uninsured Loss. The Company carries comprehensive liability, fire, extended coverage and rent loss insurance with respect to its properties with policy specifications and insured limits customary for similar properties. There are, however, certain types of losses (generally of a catastrophic nature, such as wars or earthquakes) which may be either uninsurable or not economically insurable. Should an uninsured loss occur with respect to a property, the Company could lose both its invested capital in and anticipated profits from the property.

  Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may become liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to remediate properly such substances when present, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may be liable for the costs of removal or remediation of such wastes at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodelling, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. The operation and subsequent removal of certain underground storage tanks also are regulated by federal and state laws. In connection with its ownership, operation and management of properties, the Company could be held liable for the costs of remedial action with respect to such regulated substances or tanks or related claims. In addition to clean-up actions brought by federal, state and local agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Such costs or liabilities may exceed the value of such real estate. Notwithstanding the above, the Company has not been notified by any private party or governmental authority of any non-compliance, liability or other claim in connection with any of its properties, nor is the Company aware of any environmental condition with respect to any of its properties that it believes will involve any material expenditure.

   Cost of Compliance with Americans with Disabilities Act.
The Company's properties are subject to the requirements of the Americans with Disabilities Act (the "ADA"), which generally requires that public accommodations, including office buildings, retail centers and hotels be made accessible to disabled persons. The Company has surveyed each of its properties and believes that it is in substantial compliance with the ADA and that it will not be required to make substantial capital expenditures to address the requirements of the ADA. The Company has developed an ADA Compliance Plan and has budgeted for and moved forward with the removal of those barriers to access that are readily achievable. The Company believes that implementation of its ADA Compliance Plan will not have a material adverse effect on its financial condition.


                          ROUSE CAPITAL

     Rouse Capital is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by Rouse, as depositor for the Issuer, and The First National Bank of Chicago, as property trustee (the "Property Trustee"), and Michael J. Majchrzak, as Delaware trustee (the "Delaware Trustee"), and (ii) the filing of a certificate of trust with the Delaware Secretary of State on September 29, 1995. Such trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as sole trustee under the Trust Agreement for the purposes of compliance with the Trust Indenture Act. The Issuer exists for the exclusive purposes of (i) issuing the Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Issuer, (ii) purchasing the Junior Subordinated Debentures with the proceeds from sale of the Common Securities and the Preferred Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities are owned by Rouse, and Rouse has agreed in the Indenture to maintain such ownership. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of an Event of Default under the Trust Agreement, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Rouse will acquire Common Securities having an aggregate liquidation amount equal to 3% of the total capital of the Issuer. The Issuer has a term of approximately 55 years, but may terminate earlier as provided in the Trust Agreement. The Issuer's business and affairs will be conducted by the Property Trustee, the Delaware Trustee and the Administrative Trustees. The holder of the Common Securities, or the holders of at least a majority in the aggregate Liquidation Amount of then outstanding Preferred Securities, if an Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Trustees (as defined under "Description of the Preferred Securities") of the Issuer.

     The duties and obligations of the Trustees shall be governed by the Trust Agreement. Patricia H. Dayton, Jeffrey H. Donahue and George L. Yungmann, all officers of Rouse, will be appointed as administrative trustees of the Trust (in such capacity, the "Administrative Trustees") pursuant to the terms of the Trust Agreement. Under the Trust Agreement, the Administrative Trustees will have certain duties and powers, including, but not limited to, the delivery of certain notices to the holders of the Preferred Securities, the appointment of the Preferred Securities Paying Agent (as defined under "Description of the Preferred Securities - Redemption Procedures") and the Preferred Securities Registrar (as defined in "Description of the Preferred Securities - Registrar and Transfer Agent"), the registering of transfers of the Preferred Securities and the Common Securities and preparing and filing on behalf of the Trust all United States federal, state and local tax information and returns and reports required to be filed by or in respect of the Trust. Under the Trust Agreement, the Property Trustee will have certain duties and powers, including, but not limited to, holding legal title to the Junior Subordinated Debentures on behalf of the Trust, the collection of payments in respect of the Junior Subordinated Debentures, maintenance of the Payment Account (as defined in the Trust Agreement), the sending of default notices with respect to the Preferred Securities and the distribution of the assets of the Trust in the event of a winding-up of the Trust. See "Description of the Preferred Securities".

  Rouse will pay all fees and expenses related to the Issuer and the offering of the Preferred Securities.

     The principal office of the Issuer is located at 10275
Little Patuxent Parkway, Columbia, Maryland 21044-3456 and its telephone number is (410) 992-6000.


                       THE ROUSE COMPANY

     The Rouse Company (the "Company" or "Rouse") is one of the largest publicly-traded real estate companies in the United States. The Company develops, acquires, owns and manages income-producing properties across the United States. The Company also develops and sells land almost exclusively related to activities in Columbia, Maryland.

Operating Properties

  The Company manages a portfolio of operating properties totaling more than 58 million square feet in almost 200 buildings, classified into two business categories: (i) retail centers and (ii) office, mixed-use and other properties.

     Retail Centers. Major retail properties owned and managed by the Company include Willowbrook, Woodbridge Center and Paramus Park in New Jersey and Faneuil Hall Marketplace, South Street Seaport and Harborplace in the downtowns of Boston, New York and Baltimore, respectively. The Company manages 75 retail centers totaling 47,218,000 square feet of space and including 153 department stores and 20,925,000 square feet of small store gross leasable area. Included in the 75 retail centers are eight Columbia village centers (824,000 sq. ft.) and five centers (636,000 sq. ft. of small shops) that are parts of large, mixed-use projects. The remaining 62 centers include 53 regional malls (17,811,000 sq. ft. of mall space) that primarily are in the suburbs of major metropolitan areas and typically have three or more department stores attached, and also include nine specialty retail centers (1,654,000 sq. ft.) that are in the downtowns of major cities and do not have department stores attached.

     The majority of the Company's revenues, Earnings Before Depreciation and Deferred Taxes ("EBDT") and Current Value Shareholders' Equity is derived from its retail centers, particularly those where the Company has a significant ownership interest in the centers. The 62 retail centers (excluding eight Columbia village centers and five mixed-use projects) include 44 centers where the Company has ownership interests ranging from 30% to 100%. In the remaining 18 centers, the Company's ownership interest is generally 10% or less, and the Company normally receives fees for management, leasing and development activities and an incentive participation in the growth of the centers' cash flows and values.

  Office, Mixed-Use and Other Properties. The Company manages more than 100 office/industrial buildings totaling approximately 11,353,000 square feet of gross leasable area. Of this total, 1,842,000 square feet is located in seven buildings which are part of major mixed-use projects in Phoenix, Baltimore, Seattle and Portland; 3,056,000 square feet is located in Columbia in projects that are wholly-owned; 728,000 square feet is located in Owings Mills, Maryland in four buildings that are jointly-owned; 501,000 square feet is located at or near retail centers; and the remaining 5,226,000 square feet is primarily located in the Baltimore-Washington corridor and is part of a joint venture owned by the Company (5%) and Teachers Insurance and Annuity Association of America (95%).

  The Company owns and manages two hotels, one each in Baltimore and Columbia, and has an ownership interest in one additional hotel in Baltimore.

Land Sales

  The Company, through its subsidiaries and affiliates, develops and sells land primarily in and around Columbia, Maryland, which is a new town launched by the Company in 1962. Today, Columbia has a population of nearly 80,000 and is home to 2,500 businesses which employ 56,000 people. There are presently approximately 2,000 acres of net saleable land available for residential, commercial and industrial uses. Subsidiaries of the Company may develop and own certain projects in Columbia, primarily retail centers and office buildings.

Development and Acquisition Activities

  The majority of the Company's operating properties were developed by the Company or its subsidiaries. At the present time, the Company has publicly announced that it is developing a major new regional shopping center in Orlando, Florida; is expanding several existing retail centers (Beachwood Place in Cleveland, Perimeter Mall in Atlanta, Northwest Arkansas Mall in Fayetteville, Oakwood Center in suburban New Orleans and Burlington Center in Burlington, New Jersey); has recently acquired interests in Collin Creek Mall in Plano, Texas and Brandywine Square in Exton, Pennsylvania; has recently acquired the remaining unowned partnership interests in Santa Monica Place in Santa Monica, California and Paramus Park in Paramus, New Jersey; and is investigating additional new retail center development, expansions and potential acquisitions. Any such new retail center development, expansion or acquisition will be funded using cash generated from operations, from the issuance of additional equity securities or from the proceeds of any additional indebtedness.

Projects of the Company

  Set forth below is a table that provides information with respect to the Company's (i) retail centers in operation,
(ii) retail centers under construction, (iii) office projects in operation, (iv) hotel projects in operation, (v) properties in operation in Columbia, Maryland, (vi) office projects owned by Rouse-Teachers Properties, Inc. and (vii) industrial projects owned by Rouse-Teachers Properties, Inc.

                                                                   Retail Square Footage
                               Date of                              Total         Mall
                              Opening or     Department Stores      Center        Only
Retail Centers in Operation   Acquisition

Almeda Mall, Houston,TX (a)      10/68       Foley's; JCPenney      802,000     294,000

The Shops at Arizona
Center, Phoenix, AZ (a)          11/90                _             151,000     151,000

Augusta Mall, Augusta,GA (b)      8/78       Rich's; R.H. Macy;     902,000     313,000
                                             JCPenney; Sears
Bayside Marketplace,
Miami, FL (b)                     4/87                _             223,000     223,000

Beachwood Place,                  8/78       Saks Fifth Avenue;     453,000     228,000
Cleveland, OH (b)                            Dillard's

Burlington Center,                8/82       Strawbridge &          567,000     246,000
Burlington, NJ (d)                           Clothier; Sears

Cherry Hill, Cherry              10/61       Strawbridge &        1,285,000     544,000
Hill, NJ (a)                                 Clothier; R.H.
                                             Macy; JCPenney

The Citadel, Colorado             8/80       Mervyn's; JCPenney;  1,097,000     460,000
Springs, CO (d)                              Foley's; Dillard's

College Square, Cedar             8/80       Von Maur; Younkers;    560,000     313,000
Falls, IA (d)                                Wal-Mart

Collin Creek Mall,                9/95       Dillard's; Foley's;  1,123,000     333,000
Plano, Texas (b)                             Sears; JCPenny;
                                             Mervyn's

The Mall in Columbia,             8/71       Woodward & Lothrop;    876,000     421,000
Columbia, MD (a)                             Hecht's; Sears

Eastfield Mall,                   4/68       Sears; Filene's;       674,000     217,000
Springfield, MA (a)                          JCPenney

Echelon Mall, Voorhees,NJ (a)     9/70       Strawbridge &        1,065,000     481,000
                                             Clothier; JCPenney;
                                             Boscov's

Exton Square, Exton, PA (a)       3/73       Strawbridge &          443,000     253,000
                                             Clothier

Faneuil Hall Marketplace,         8/76                _             215,000     215,000
Boston, MA (a)

Fashion Island, Newport           8/90       The Broadway; I.     1,215,000     593,000
Beach, CA (c)                                Magnin;
                                             Robinson's-May;
                                             Neiman Marcus

Franklin Park, Toledo, OH (b)     7/71       Hudson's; JCPenney;  1,082,000     313,000
                                             Jacobson's; Lion

The Gallery at Harborplace,       9/87               _              139,000     139,000
Baltimore, MD (a)

The Gallery at Market East,       8/77       Strawbridge &        1,320,000     360,000
Philadelphia, PA (a)(c)                      Clothier; JCPenney

Governor's Square, Tallahassee,   8/79       Burdine's; Sears;    1,031,000     340,000
FL (b)                                       JCPenney; Dillard's

The Grand Avenue, Milwaukee,      8/82       Marshall Field; The    842,000     242,000
WI (a)                                       Boston Store

Greengate Mall,                   8/65       Lazarus; Montgomery    612,000     233,000
Greensburg, PA (a)                           Ward

Harborplace, Baltimore, MD (a)    7/80                _             136,000     136,000


                                                                   Retail Square Footage
                               Date of                              Total        Mall
                              Opening or     Department Stores      Center       Only
Retail Centers in Operation   Acquisition

Harundale Mall, Glen             10/58       Value City             309,000     232,000
Burnie, MD (b)

Highland Mall, Austin, TX (b)     8/71       Dillard's;           1,099,000     367,000
                                             JCPenney; Foley's

Hulen Mall, Ft. Worth, TX (a)     8/77       Foley's; Montgomery    924,000     327,000
                                             Ward; Dillard's

The Jacksonville Landing,         6/87            _                 128,000     128,000
Jacksonville, FL (a)

Mall St. Matthews, St.            3/62       JCPenney; Bacon's;     965,000     345,000
Matthews, KY (a)                             Dillard's

Marshall Town Center,             8/80       JCPenney; Younkers;    340,000     153,000
Marshalltown, IA (d)                         Menard's

Midtown Square, Charlotte,       10/59       Burlington Coat        235,000     190,000
NC (a)                                       Factory

Mondawmin (a)/Metro Plaza (b),    1/78;            _                496,000     496,000
Baltimore, MD                    12/82

Muscatine Mall,                   8/80       JCPenney; Von Maur;    347,000     186,000
Muscatine, IA (d)                            Wal-Mart

The Shops at National             5/84            _                 125,000     125,000
Place, Washington, D.C. (a)

North Grand, Ames, IA (d)         8/80       JCPenney; Sears;       350,000     157,000
                                             Younkers

North Star, San Antonio, TX (b)   9/60       Dillard's; Foley's;  1,288,000     487,000
                                             Saks Fifth Avenue;
                                             Marshall Field;
                                             Mervyn's

Northwest Arkansas Mall,          8/80       JCPenney; Sears;        554,000     242,000
Fayetteville, AR (d)                         Dillard's

Northwest Mall, Houston, TX (a)  10/68       Foley's; JCPenney       800,000     292,000

Oakwood Center, Gretna, LA (a)   10/82       Sears; Dillard's;       960,000     362,000
                                             Mervyn's; Maison
                                             Blanche

Outlet Square, Atlanta, GA (a)    7/83       Burlington Coat         326,000     183,000
                                             Factory; Marshalls

Owings Mills, Baltimore           7/86       R.H. Macy; Hecht's;     809,000     325,000
County, MD (a)                               Saks Fifth Avenue

Paramus Park, Paramus, NJ (a)     3/74       Abraham & Straus;       755,000     279,000
                                             Sears

Perimeter Mall, Atlanta, GA (b)   8/71       Rich's; JCPenney;     1,224,000     444,000
                                             R.H. Macy

Pioneer Place, Portland, OR (a)   3/90       Saks Fifth Avenue       220,000     160,000

   Plymouth Meeting, Montgomery   2/66       Strawbridge &           784,000     442,000
County, PA (a)                               Clothier; Hess

Randhurst, Mt. Prospect, IL (d)   7/81       Carson, Pirie,        1,324,000     591,000
                                             Scott; JCPenney;
                                             Montgomery Ward;
                                             Kohls

Ridgedale Center, Minnetonka,     1/89       Carson, Pirie,        1,039,000     334,000
MN (d)                                       Scott; Dayton's; JC
                                             Penney; Sears

                                                                   Retail Square Footage
                               Date of                              Total        Mall
                              Opening or     Department Stores      Center       Only
Retail Centers in Operation   Acquisition

   Riverwalk, New Orleans,        8/86            _                 179,000     179,000
LA (a)

St. Louis Union Station,          8/85            _                 172,000     172,000
St. Louis, MO (a)

Salem Centre, Salem, OR (d)       6/90       Meier & Frank;         649,000     211,000
                                             JCPenney; Mervyn's;
                                             Nordstrom

Salem Mall, Dayton, OH (a)       10/66       Lazarus; Sears;        817,000     312,000
                                             JCPenney

Santa Monica Place,              10/80       The Broadway;          570,000     287,000
Santa Monica, CA (a)                         Robinson's -- May

Sherway Gardens, Toronto,        12/78       Eaton's; The Bay       968,000     474,000
ONT (c)

South DeKalb, Decatur, GA (a)     7/78       Rich's; JCPenney       691,000     329,000

Southland, Taylor, MI (d)         1/89       Hudson's; Mervyn's;    903,000     320,000
                                             JCPenney

South Street Seaport,             7/83            _                 257,000     257,000
New York, NY (a)

Staten Island Mall,              11/80       Sears; R.H. Macy;    1,224,000     618,000
Staten Island, NY (d)                        JCPenney

Mall St. Vincent,                 8/80       Sears; Dillard's       557,000     200,000
Shreveport, LA (c)

Talbottown, Easton, MD (a)        3/57       JCPenney                90,000      71,000

Tampa Bay Center, Tampa, FL (b)   8/76       Burdine's; Sears;      883,000     325,000
                                             Montgomery Ward

Town and Country                  2/88       Sears; Marshalls;      645,000     467,000
Center, Miami, FL (c)                        Mervyn's

Underground Atlanta,              6/89            _                 219,000     219,000
Atlanta, GA (c)

Village of Cross Keys,            9/65            _                  68,000      68,000
Baltimore, MD (a)

Westlake Center, Seattle, WA (b) 10/88       Nordstrom; Bon         723,000     118,000
                                             Marche

Westland Mall, West               8/80       JCPenney; Younkers     344,000     175,000
Burlington, IA (d)

White Marsh, Baltimore            8/81       R.H. Macy;           1,178,000     359,000
County, MD (a)                               JCPenney; Hecht's;
                                             Sears; Woodward &
                                             Lothrop

Willowbrook, Wayne, NJ (b)        9/69       R.H. Macy;           1,499,000     485,000
                                             Steinbach's;
                                             Stern's; Sears

Woodbridge Center,                3/71       Abraham & Straus;    1,544,000     560,000
Woodbridge, NJ (a)                           JCPenney; Stern's;
                                             Steinbach's;
                                             Fortunoff

                                             Total Retail
                                             Centers in
                                             Operation           46,394,000      20,101,000



                                                                      Retail Square Footage
Retail Centers Under Construction            Department Stores        Total       Mall
or in Development                                                     Center      Only
Beachwood Place Expansion, Cleveland, OH     Nordstrom               459,000     90,000

Northwest Arkansas Mall Expansion,           JCPenney;               310,000     70,000
Fayetteville, AR                             Dillard's

Oakwood Center Expansion, Gretna, LA         JCPenney                125,000        _

Burlington Center Expansion,                 JCPenney                102,000        _
Burlington, NJ
                                             Total Retail
                                             Centers Under
                                             Construction or
                                             in Development          996,000   160,000

Office Projects in Operation                 Location                           Square
                                                                                 Feet
300 East Lombard (c)                         Baltimore, MD                     233,000

Quadrangle at Cross Keys (a)                 Baltimore, MD                     106,000

Village Square at Cross Keys (a)             Baltimore, MD                      79,000

Legg Mason Tower (a)                         Baltimore, MD                     265,000

Schilling Center (a)                         Hunt Valley, MD                    55,000

Alexander & Alexander Building (b)           Owings Mills, MD                  143,000

Alexander & Alexander Building II (b)        Owings Mills, MD                  198,000

Blue Cross & Blue Shield Building I (b)      Owings Mills, MD                  270,000

Blue Cross & Blue Shield Building II (b)     Owings Mills, MD                  117,000

One Arizona Center (a)                       Phoenix, AZ                       322,000

Two Arizona Center (a)                       Phoenix, AZ                       444,000

First National Bank Plaza (a)                Mt. Prospect, IL                   66,000

Faneuil Hall Marketplace (a)                 Boston, MA                        147,000

Pioneer Place (a)                            Portland, OR                      284,000

Westlake Center (b)                          Seattle, WA                       342,000

                                             Total Office
                                             Projects in Operation           3,071,000

Hotel Projects in Operation                  Location                            Rooms
Cross Keys Inn (a)                           Baltimore, MD                         148

Stouffer Harborplace Hotel                   Baltimore, MD                         622

Columbia Properties in Operation             Type of Project                 Square Feet
The Mall in Columbia*(a)                     Retail                            876,000

Dobbin Center (b)                            Community Retail                  219,000

Dorsey's Search Village Center (a)           Community Retail                   86,000

Harper's Choice Village Center (a)           Community Retail                   81,000




Hickory Ridge Village Center (a)             Community Retail                   97,000

King's Contrivance Village Center (a)        Community Retail                  107,000

Long Reach Village Center (a)                Community Retail                   77,000

Oakland Mills Village Center (a)             Community Retail                   62,000

Wilde Lake Village Center (a)                Community Retail                   95,000

10 Corporate Center (a)                      Office                             89,000

Amdahl Building (a)                          Office                            105,000

American City Building (a)                   Office                            111,000

Columbia Center Building (a)                 Office                             44,000

Dorsey's Search Office Building (a)          Office                             20,000

Exhibit Building (a)                         Office                             20,000

PaineWebber Building (a)                     Office                            134,000

Parkside (a)                                 Office                            112,000

RWD Building (a)                             Office                            137,000

Re/Max Building (a)                          Office                             39,000

Reliance Building (a)                        Office                             38,000

The Ryland Group Headquarters (a)            Office                            167,000

Oakland Building (a)                         R&D/Industrial                    145,000

Gateway Commerce Center 1, 2 & 20 (a)        Industrial                      1,895,000

Columbia Inn (a)                             Hotel                           289 rooms

                                             Total Columbia
                                             Properties in
                                             Operation                          4,756,000

*    Also listed in previous table of Retail Centers in Operation

(a)  Projects are wholly-owned by subsidiaries of the Company.
(b) Projects are owned by joint ventures or partnerships and are managed by subsidiaries of the Company for a fee. The Company's ownership interest, through its subsidiaries, is at least 50% (except for North Star and Willowbrook in which the Company has 37 1/2% interests and Collin Creek Mall in which the Company has a 30% interest).
(c) Projects are managed by subsidiaries of the Company for a fee plus a share of cash flow.
(d)  Projects are owned by partnerships or wholly owned (Staten Island
     Mall, Randhurst and Burlington Center) by subsidiaries of the Company and are managed by subsidiaries of the Company for a fee plus a share of cash flow and a share of proceeds from sales or refinancings. The Company's ownership interest in the partnerships is determined based upon the results of operations.

Office Projects Owned by Rouse-              Location                      Square Feet
Teachers Properties, Inc.
Triangle Business Center                     Baltimore, MD                      75,000

Owen Brown I                                 Columbia, MD                       46,000

Sieling Tech Center                          Columbia, MD                       76,000

RiversPark I & II                            Columbia, MD                      306,000

Center Pointe                                Hunt Valley, MD                   130,000


201 International Circle                     Hunt Valley, MD                    79,000

Loveton Center 9                             Hunt Valley, MD                    53,000

11011 McCormick Road                         Hunt Valley, MD                    57,000

Schilling Plaza North                        Hunt Valley, MD                    96,000

Schilling Plaza South                        Hunt Valley, MD                   108,000

One Hunt Valley                              Hunt Valley, MD                   225,000

Inglewood Office Centres 1, 2                Prince George's County, MD        222,000

Inglewood Tech Centers I, II, III, IV & V    Prince George's County, MD        316,000

Silver Spring Metro Plaza                    Silver Spring, MD                 692,000

Ambassador Center                            Woodlawn, MD                       83,000

15 - 17 Governor's Court                     Woodlawn, MD                       29,000

21 Governor's Court                          Woodlawn, MD                       56,000

Parkview Center                              Woodlawn, MD                       58,000

Harbourside                                  Tampa, FL                         147,000

One & Two Prestige Place                     Tampa, FL                         144,000

McCormick Center I, II & III                 Tampa, FL                         202,000

Gateway Centers I & II                       Raleigh, NC                       116,000

Senate Plaza                                 Camp Hill, PA                     231,000

                                             Total Office
                                             Projects Owned by
                                             Rouse-Teachers
                                             Properties, Inc.                3,547,000

<CAPTION
Industrial Projects Owned by Rouse-
Teachers Properties, Inc.                    Location                      Square Feet
Pulaski Industrial Park                      Essex, MD                         157,000

Hunt Valley Business Community               Hunt Valley, MD                   950,000

Rutherford Business Center                   Woodlawn, MD                      572,000

                                             Total Industrial
                                             Projects Owned by
                                             Rouse-Teachers
                                             Properties, Inc.                1,679,000

  The principal executive office of the Company is located at 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456 and its telephone number is (410) 992-6000.


                         USE OF PROCEEDS

     The proceeds from the sale of the Preferred Securities and the Common Securities will be invested in the Junior Subordinated Debentures issued pursuant to the Indenture. The net proceeds to be received by the Company from the sale of the Junior Subordinated Debentures are estimated to be approximately
$                ($                , assuming exercise of the
over-allotment option). Approximately $80 million of the net proceeds will be used primarily to retire or reduce outstanding Company debt, debt carrying a Company guarantee of repayment and higher rate nonrecourse property debt. The specific debt that will be reduced or retired will be determined based on the best economic interests of the Company. The remaining net proceeds will be used for general corporate purposes. Prior to such uses, the net proceeds will be invested in high-quality, short-term instruments.


                         CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company and its subsidiaries at September 30, 1995 and as adjusted to give effect to (i) the sale of the Preferred Securities offered hereby (without deduction of Underwriters' Compensation or expenses and assuming the over-allotment option is not exercised) and (ii) the application of the proceeds therefrom.


                                                                  September 30, 1995
                                                                    (in thousands)
                                                            Actual                 Adjusted
Current portion of debt and capital lease obligations...    $123,371                $114,951

Long-term debt..........................................  $2,438,271              $2,366,190
Long-term portion of capital lease obligations..........      55,995                  55,995
Company-obligated mandatorily redeemable preferred
  securities of subsidiary Trust holding solely
  Company Subordinated Debt Securities (1)..............           -                 100,000
Shareholders' equity:
Preferred stock, par value $.01 per share;
  50,000,000 shares authorized; 4,505,009 shares
  of Series A Convertible Preferred stock, par value
  $.01 per share, issued and outstanding................          45                      45

Common stock, par value $.01 per share; 250,000,000
  shares authorized; 47,921,499 shares issued
  and outstanding.......................................         479                     479
Additional paid-in capital..............................     309,231                 309,231
Accumulated deficit.....................................    (255,272)               (255,272)

  Total shareholders' equity............................      54,483                  54,483
  Total capitalization..................................  $2,548,749              $2,576,668

--------------

(1)  As described herein, the assets of the Issuer include $100
     million aggregate principal amount of      % Junior
     Subordinated Debentures of Rouse which will constitute approximately 97% of the total assets of the Issuer.


                SELECTED FINANCIAL DATA OF ROUSE

     The following selected financial information of the Company for the years ended December 31, 1994, 1993 and 1992 and the nine months ended September 30, 1995 and 1994 was derived from the Company's consolidated financial statements and five-year comparison of selected financial data contained in its Annual Report on Form 10-K for the year ended December 31, 1994 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and 1994 and is qualified in its entirety by such documents. See "Incorporation of Certain Documents by Reference". The selected financial information of the Company for the years ended December 31, 1992, 1991 and 1990 was derived from the audited consolidated financial statements of the Company for such periods and the balance sheet information for the quarter ended September 30, 1994 was derived from the unaudited consolidated financial statements of the Company for such period which, in each case, have not been incorporated herein by reference. Results for the nine months ended September 30, 1995 and 1994 are unaudited. Results for the nine months ended September 30, 1995 are not necessarily indicative of results for the year ending December 31, 1995. The following financial information should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated by reference into and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                Nine Months Ended
                                  September 30,                           Year Ended December 31,
                             ----------------------  ---------------------------------------------------------
                                1995        1994        1994        1993        1992        1991        1990
                             ----------  ----------  ----------  ----------  ----------  ----------  ---------
                                   (in thousands, except ratios and per share data)
Operating result data:
 Revenues from continuing
  operations............... $  495,316  $  489,846  $  671,171  $  646,805  $  597,105  $  573,498  $  529,570
 Earnings (loss) from
  continuing operations....      3,939       2,155       6,606      (1,291)    (15,849)      2,424      (1,165)
 Earnings (loss) from
  continuing operations
  available for common
  shareholders per share
  of common stock..........       (.15)       (.16)       (.14)       (.27)       (.33)        .05        (.07)
Balance sheet data:
 Total assets-cost basis..   2,929,637   2,897,922   2,915,860   2,874,982   2,726,281   2,637,452   2,614,877

Total assets-current
 value basis (5)..........       --          --      4,736,961   4,588,636   4,217,819   4,174,093   4,362,153

Debt, capital leases and
 redeemable Preferred
 stock....................   2,617,637   2,550,453   2,532,920   2,473,596   2,498,983   2,374,527   2,344,095

Shareholders' equity
 (deficit):
 Historical cost basis....      54,483      80,763      95,026     113,151     (34,848)     17,328      25,339
 Current value basis (5)..       --          --      1,614,245   1,525,606   1,188,896   1,274,070   1,470,088

Shareholders' equity
 (deficit) per share
 of common stock:
 Historical cost basis(6).         .93        1.42        1.63        1.98        (.74)        .36         .53
 Current value
   basis(5)(6)............       --          --          27.75       26.75       25.50       26.60       30.10
Other selected data:
 Earnings before
  depreciation and
  deferred taxes from
  operations (EBDT).......      76,978      67,115      94,710      78,281      52,282      46,820      50,290
Net cash provided by
 (used in):
 Operating activities.....      69,525      79,008     113,775     101,149      66,630      67,226      35,057
 Investing activities.....     (64,087)   (143,272)   (178,551)   (154,446)   (144,836)    (96,210)   (248,532)
 Financing activities.....     (28,633)     41,086      40,618      47,068      98,914      17,271     246,968
Ratio of earnings to
 fixed charges
 (8)(9)(10)..............         1.05        1.04        1.06        1.01         --         --          --
Ratio of earnings to
 combined fixed
 charges and Preferred
 stock dividend
 requirements (1)(2)(3)..       --           --           --           --          --         --          --

Consolidated coverage
 ratio (4)..................      1.48        1.42        1.44        1.37        1.25        1.24        1.29
Cash dividends per share
 of common stock for the
 period.....................       .60         .51         .68         .62         .60         .60         .60
Cash dividends per
 share of convertible
 Preferred stock for
 the period.................      2.43        2.43        3.25        2.83         --         --          --
Market price per share of
 common stock at end of
 period (7).................     22.00       19.13       19.25       17.75       18.00       18.25       14.50
Market price per share of
 convertible Preferred
 stock at end of period.....     54.88       51.13       48.50       53.75         --         --          --
Weighted average common
  shares outstanding........    47,779      47,563      47,565      47,411      47,994      48,157      48,019
Number of common shares
 outstanding at end of
 period.....................    47,921      47,568      47,571      47,562      47,292      48,193      48,130
Number of convertible
 Preferred stock shares
 outstanding at end of
 period.....................     4,505       4,025       4,505       4,025         --         --          --




----------

(1) The pro forma ratio of earnings to combined fixed charges and Preferred stock dividend requirements for the year ended December 31, 1994 and the nine months ended September 30, 1995, adjusted to give effect to the issuance of the Preferred Securities and the use of the proceeds therefrom, are not materially different from the historical ratios.
(2) The ratio of earnings to combined fixed charges and Preferred stock dividend requirements is computed by dividing total fixed charges and amounts of pre-tax earnings required to cover Preferred stock dividend requirements into net earnings (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items other than capitalized interest. Fixed charges include interest costs, the estimated interest component of rent expense and certain other items.
(3) Total fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for fixed charges and Preferred stock dividend requirements by $9,597,000 and $9,752,000 for the nine months ended
    September 30,1995 and 1994, respectively, and $8,934,000, $17,722,000, $29,449,000, $10,347,000, and $28,363,000 for
    the years ended December 31, 1994, 1993, 1992, 1991 and
    1990, respectively.
(4) Consolidated coverage ratio is the ratio of earnings before depreciation and deferred taxes from operations
    (EBDT) plus consolidated interest expense to consolidated interest expense. Consolidated interest expense includes dividends on redeemable Preferred Stock (retired for financial reporting purposes in 1990), which are included because the stock was subject to mandatory redemption requirements for cash.
(5) Current value basis financial information is not presented for interim periods.
(6) Historical cost basis shareholders' equity per share of common stock and current value basis shareholders' equity per share of common stock assume the conversion of the Company's Series A Convertible Preferred stock.
(7) The market price of common stock of the Company as of the close of business on November 7, 1995 was $21.50 per share.
(8) The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items, plus fixed charges other than capitalized interest. Fixed charges include interest costs, the estimated interest component of rent expense and certain other items.
(9) Total fixed charges exceeded the Company's earnings available for fixed charges by $29,449,000, $10,347,000 and $24,575,000 for the years ended December 31, 1992, 1991 and 1990, respectively.
(10)The pro forma ratio of earnings to fixed charges for the year ended December 31, 1994 and the nine months ended September 30, 1995, adjusted to give effect to the issuance of the Preferred Securities and the use of the proceeds, therefrom, are not materially different from the historical ratios.


                 MANAGEMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

  The Company's primary business is the acquisition, development and management of income-producing real estate projects. The Company operates a diversified portfolio of real estate properties located across the United States. In addition, the Company develops and sells land, primarily in Columbia, Maryland.


  Management believes that the Company's financial position is sound and that its liquidity and capital resources are adequate. The Company has continued to achieve strong financial results in recent periods, despite the generally difficult market conditions in the real estate and retailing industries. These results have been made possible by several factors, including the continued strong performance of the Company's lesser, major market retail centers and Columbia land sales operations, refinancing of a significant amount of project-related debt at lower interest rates, particularly in 1993 and the first half of 1994, and, to a larger extent, dispositions or modifications of the terms of agreements relating to properties which were performing below expectations.

Operating Results

   Years Ended December 31, 1994, 1993 and 1992

  This discussion and analysis of operating results covers each of the Company's four business segments as management believes that a segment analysis provides the most effective means of understanding the Company's business. Note 11 to the consolidated financial statements for the years ended December 31, 1994, 1993 and 1992 incorporated by reference into this Prospectus should be referred to when reading this discussion.

  Operating Properties. The Company reports the results of its operating properties in two categories: retail centers ("retail" properties) and office, mixed-use and other properties
("office/mixed-use" properties).

  The Company's tenant leases provide the foundation for the performance of its retail and office/mixed-use properties. In addition to minimum rents, the majority of retail and office tenant leases provide for other rents which reimburse the Company for most of its operating expenses. Substantially all of the Company's retail leases also provide for additional rent based on tenant sales (percentage rent) in excess of stated levels. As leases expire, space is re-leased, minimum rents are generally adjusted to market rates, expense reimbursement provisions are updated and new percentage rent levels are established for retail leases.

  Most of the Company's operating properties are financed with long-term, fixed rate, nonrecourse debt and, therefore, are not directly affected by changes in interest rates. Although the interest rates on this debt do not fluctuate, certain loans provide for additional payments to the Company's lenders based on operating results and, in some instances, a share of a property's residual value upon sale or refinancing. Certain lenders' rights to participation in residual value expire upon maturity of the related loans.

  Revenues from retail properties increased $22,877,000 in 1994 and $35,118,000 in 1993. The increase in 1994 was attributable to expansions opened in 1994, a full year of operations of expansions opened and properties acquired in 1993 and increases in effective rents due to re-leasing efforts. The increase was also due to higher occupancy levels at the Company's larger, major market retail centers and increased lease cancellation payments received as a result of tenant restructuring or downsizing. These increases were partially offset by the disposition of a retail center in the first quarter of 1994.

  A substantial portion of the increase in 1993 was attributable to changes in the composition of the Company's portfolio of retail properties during the year, including acquisitions of interests in retail centers in the first and second quarters and the openings of expansions in the first and third quarters, and to a full year of operations for properties opened or acquired during 1992. The increase in revenues also reflects higher average occupancy levels, increased rents from temporary and seasonal tenants, re-leasing of space at higher effective rents and improved recoveries of operating expenses from tenants at certain properties.

  Total operating and interest expenses for retail properties increased by $8,965,000 in 1994 and $19,959,000 in 1993, including increased depreciation and amortization of $2,662,000 and $1,508,000, respectively. The increase in 1994 was attributable to costs relating to expansions opened in 1994 and a full year of operations of expansions opened and properties acquired in 1993, higher occupancy levels at many of the Company's larger, major market retail centers and higher interest costs related to floating rate debt. These increases were partially mitigated by the effects of the disposition of a retail center in the first quarter of 1994 and lower effective interest expense on fixed rate property debt due to debt repayments and refinancing at certain properties. The increase in 1993 was attributable primarily to the changes in the Company's portfolio of retail properties described above, partially offset by reductions in interest expense due to debt reductions, lower interest rates on floating rate debt and refinancing at certain properties.

  Revenues from office/mixed-use properties increased $2,540,000 in 1994 and $7,395,000 in 1993. Total operating and interest expenses for office/mixed-use properties increased $1,835,000 in 1994 and $3,490,000 in 1993, including increased depreciation and amortization of $1,324,000 and $529,000, respectively. The increase in revenues in 1994 was attributable primarily to higher occupancy levels at office and hotel properties and a full year of operations of properties opened in 1993, partially offset by lower recoveries of operating expenses at two office properties where the tenants began paying certain operating expenses directly in 1994. The increase in expenses in 1994 was due principally to a full year of operations of properties opened in 1993 and higher occupancy levels at office and hotel properties, partially offset by lower operating expenses at the two office properties referred to above. Also, lower interest expense at certain properties due to debt reductions, refinancing and the exercise, in the second quarter of 1994, of an option in a loan agreement to reduce the effective interest rate on that loan, partially mitigated the overall increase in interest and operating expenses in 1994.

  The increases in revenues and expenses in 1993 were due principally to operations of two industrial buildings in Columbia which opened in 1993 and an office building in Columbia opened in 1992. The increase in expenses in 1993 was partially offset by a reduction in interest expense due to debt reductions, lower interest rates on floating rate debt and the expiration of certain interest rate exchange agreements.

  Land Sales. The Company's land sales operations relate primarily to the city of Columbia. Generally, revenues and operating income from land sales are affected by such factors as the availability to purchasers of construction and permanent mortgage financing at acceptable interest rates, consumer and business confidence, availability of saleable land for particular uses and management's decisions to sell, develop or retain land.

  Land sales revenues were $35,232,000 in 1994, $35,313,000 in
1993 and $29,137,000 in 1992. The increase in revenues in 1993 were attributable primarily to higher sales of land for residential uses, and to a lesser extent, commercial land for retail and other uses.

  Land sales costs and expenses were $24,905,000 in 1994, $23,480,000 in 1993 and $19,289,000 in 1992. The increases in costs and expenses in 1994 and 1993 were attributable primarily to higher operating and interest expenses due to lower levels of land development activity on projects other than Columbia. The increase in 1993 was also due to increased cost of sales due to higher sales revenues.

  Development.  Development expenses were $6,989,000 in 1994,
$4,348,000 in 1993 and $4,916,000 in 1992.  These costs consist primarily of additions to the pre-construction reserve and new business costs.

  The pre-construction reserve is maintained to provide for costs of projects in the pre-construction phase of development, including retail center renovation and expansion opportunities, which may not go forward to completion. Additions to the pre-construction reserve were $3,400,000 in 1994, $2,900,000 in 1993 and $3,050,000 in 1992. New business costs relate primarily to the initial evaluation of acquisition and development opportunities. New business costs were $3,094,000 in 1994, $953,000 in 1993 and $1,371,000 in 1992. The increases in these costs in 1994 are due to the Company's more aggressive pursuit of new development and acquisition opportunities.

  Corporate. Corporate revenues consist of interest income earned on temporary investments, including investments of unused proceeds from refinancing of certain properties. Corporate interest expense relates primarily to interest on the convertible subordinated debentures, unused proceeds from refinancing of certain properties and a portion of the unsecured 8.5% notes, net of capitalized interest on corporate funds temporarily invested in projects under development. Corporate expenses also include general and administrative costs.

  Corporate interest income was $2,892,000 in 1994, $3,862,000 in 1993 and $2,851,000 in 1992. The decrease in 1994 was attributable primarily to lower average investment balances. The increase in 1993 was attributable to higher average investment balances as a result of proceeds from the offerings of the 8.5% unsecured notes and Preferred stock and refinancing of certain retail properties in 1992. The Company earned higher interest rates in 1994 and lower interest rates in 1993 on its investment balances which consisted primarily of short-term U.S. government and agency obligations in both years.

  Corporate interest costs were $13,934,000 in 1994, $18,571,000 in 1993 and $20,396,000 in 1992. Of such amounts, $2,564,000,
$2,158,000 and $1,984,000 were capitalized in 1994, 1993 and
1992, respectively, on funds invested in development projects. The decreases in corporate interest costs in 1994 and 1993 are attributable primarily to the redemption of a $100,000,000 issue of convertible subordinated debentures in May 1993. The decrease in 1993 was partially offset by the issuance of the 8.5% unsecured notes. A portion of the proceeds of the 8.5% unsecured notes and proceeds from refinancing of certain retail properties completed in 1992 were used to refinance certain land and operating property debt and to finance improvements to a number of operating properties during 1994 and 1993. The interest costs on loan proceeds used for other segments are included in the operating results of those segments, reducing corporate interest costs. The higher level of interest capitalized in 1994, when compared to 1993 and 1992, reflects higher levels of corporate funds invested in development projects consistent with the Company's more aggressive pursuit of development opportunities in 1994.

  Gain (Loss) on Dispositions of Assets and Other Provisions, Net. The loss on dispositions of assets and other provisions, net, for 1994 consists primarily of losses totaling $8,045,000 incurred on dispositions of the Company's interests in two retail centers, a hotel and an office building and a provision for loss of $2,212,000 (recorded in the fourth quarter) on an investment in an industrial building which is subject to a contract for sale. These losses were partially offset by a gain of $2,761,000 related to the disposition of an interest in a retail center the Company continues to manage.

  The loss on dispositions of assets and other provisions, net, for 1993 consists primarily of a provision for loss on investment in a retail center recorded in the fourth quarter. This loss was recognized based on management's determination that the Company would not continue to support the property (which is financed by nonrecourse loans) under the existing arrangements with lenders, public authorities and others involved and that it was unlikely that the Company would recover all of its investment in the property based on forecasts of future cash flows.

  The loss on dispositions of assets and other provisions, net, for 1992 consists primarily of costs incurred in connection with a private placement with the Company and seven institutional investors of 9.5 million shares of common stock of the Company previously owned by Trizec Investments Corporation ($2,231,000) and provisions for losses on a marketable equity security and certain other investments based on management's determination that the declines in their fair values were other than temporary ($4,156,000).

  Extraordinary Losses, Net of Related Income Tax Benefits. The extraordinary losses in 1994, 1993 and 1992 resulted from early extinguishments or required partial early redemptions of debt and aggregated $6,824,000, $12,322,000 and $530,000, respectively, net of deferred income tax benefits of $2,377,000, $4,271,000 and $182,000, respectively.

  Net Earnings (Loss). The Company had net earnings of $2,159,000 in 1994 and net losses of $9,342,000 in 1993 and
$16,197,000 in 1992. The Company's operating income (after depreciation and amortization) was $21,259,000 in 1994 and $8,841,000 in 1993 and its operating loss was $15,529,000 in 1992. The improvements in operating income in 1994 and 1993 were due primarily to the factors described above. Net earnings
(loss) for each year was affected by unusual and/or nonrecurring items. The most significant of these are the items discussed above in gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits.

     Earnings Before Depreciation and Deferred Taxes. The Company uses a supplemental performance measure along with net earnings (loss) to report its operating results. This measure, referred to as Earnings Before Depreciation and Deferred Taxes ("EBDT"), is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBDT is not necessarily indicative of cash available to fund cash needs, including the payment of dividends, and should not be considered as an alternative to cash flows as a measure of liquidity. However, the Company believes that EBDT provides relevant information about its operations and is necessary, along with net earnings
(loss), for an understanding of its operating results.

  Depreciation and amortization are excluded from EBDT because, based on the Company's current value basis reporting, its operating properties are worth substantially more than their undepreciated historical cost. Deferred income taxes are excluded from EBDT because payments of income taxes have not been and are not anticipated in the near term to be, significant to the Company. Current federal and state income taxes are included as reductions of EBDT. Gain (loss) on dispositions of assets and other provisions, net, and extraordinary losses, net of related income tax benefits, represent unusual and/or nonrecurring items and are therefore excluded from EBDT.

  EBDT was $94,710,000 in 1994, $78,281,000 in 1993 and
$52,282,000 in 1992. The significant changes in various revenue and expense elements comprising EBDT by segment are described above. The increases in EBDT in 1994 and 1993 were due primarily to improved results from the operating properties business segment, particularly retail properties.

  EBDT from retail properties was $103,978,000 in 1994, $87,248,000 in 1993 and $70,966,000 in 1992 and increased at rates of 19.2% and 22.9% in 1994 and 1993, respectively. The increases in EBDT for 1994 and 1993 reflect the effects of re-leasing of space at higher effective rents, the operating results of recently expanded properties and debt reductions and refinancing at certain properties. The increase for 1993 also reflects slightly higher average occupancy levels and tenant sales. Average occupancy and tenant sales for the Company's portfolio of retail properties decreased slightly in 1994 when compared to 1993; however, occupancy and sales actually improved at many of the Company's larger, major market retail centers, most of which are wholly-owned or at least 50% owned, and sales of high-performing merchants (i.e., those paying percentage rents) increased by 3.4%. These factors had a disproportionate effect on EBDT and more than offset the effects of the overall decrease in occupancy and tenant sales.

  Office/mixed-use properties had EBDT of $4,273,000 in 1994 and $2,283,000 in 1993 and incurred a loss before depreciation and deferred taxes of $2,127,000 in 1992. The growth in EBDT in 1994 was attributable primarily to improved average occupancy levels at certain office and hotel properties, the operations of two industrial buildings in Columbia opened in 1993 and lower interest expense due to debt reductions, refinancing and the exercise, in the second quarter of 1994, of an option in a loan agreement to reduce the effective interest rate on that loan.
The growth in EBDT in 1993 was attributable primarily to improved occupancy at several Columbia office properties and urban mixed-use projects and lower interest expense due to debt reductions, lower interest rates on floating rate debt and the expiration of certain interest rate exchange agreements.

   Financial Condition, Liquidity and Capital Resources.

Management believes that the current values of the Company's assets and liabilities are the most realistic indicators of the Company's financial strength and future profitability. Current values of the Company's interests in operating properties, including interests in unconsolidated real estate ventures and properties held for development and sale, represent the present values of forecasted net operating cash flows from these properties - the Company's most significant assets. Since 1976, revaluation equity, the aggregate increment of current value over cost basis net book value of the Company's assets and liabilities, has increased at a compound annual rate of 15%. The majority of the Company's revaluation equity relates to prime regional shopping centers. Larger, major market retail centers continue to be a favored real estate investment and required investor yields in 1994 remained relatively unchanged from 1993. Revaluation equity increased $107 million or 7.6% to $1.52 billion at December 31, 1994. The increase was due primarily to higher levels of rents used in the forecasts of cash flows from retail properties and is consistent with the Company's leasing activities and operating results for 1994. Refinancing and other changes in financial arrangements at certain projects also increased forecasted cash flows from operating properties. In addition, the current value of publicly-traded debt not specifically related to interests in properties decreased.

  Cost basis shareholders' equity decreased to $95,026,000 at December 31, 1994 from $113,151,000 at December 31, 1993. The decrease was due primarily to the payment of regular quarterly dividends on the common and Preferred stocks, partially offset by the issuance of additional shares of Preferred stock.

  The Company had cash and cash equivalents and investments in marketable securities totaling $79,547,000 and $107,959,000 at December 31, 1994 and 1993, respectively, including $2,001,000 and $4,422,000, respectively, held for restricted uses.

  Net cash provided by operating activities was $113,775,000, $101,149,000 and $66,630,000 in 1994, 1993 and 1992,
respectively. The changes in cash provided by operating activities were due primarily to the factors described in the discussion and analysis of operating results. In addition, the level of net cash provided by operating activities is affected by the timing of receipt of revenues (including land sales proceeds) and the payment of operating and interest expenses and land development costs.

  In 1994 and 1993, over 80% of the Company's debt was represented by mortgages and bonds collateralized by operating properties. Scheduled principal payments on property debt were $46,750,000, $20,735,000 and $17,907,000 in 1994, 1993 and 1992,
respectively. The increase in 1994 was due primarily to the effects of refinancing certain office/mixed-use properties. The annual maturities of debt for the next five years include balloon payments of $83,748,000 in 1995, $33,585,000 in 1996, $87,507,000
in 1997, $38,682,000 in 1998 and $106,074,000 in 1999.  The
balloon payments for 1995 include $56,337,000 related to a retail center mortgage which is due in December. The Company expects to refinance the mortgage on a long term basis at or prior to its scheduled maturity. The Company is confident that it will be able to make the other balloon payments or arrange to refinance or extend their maturities at or prior to the scheduled repayment dates. In January 1995, the Company extinguished approximately $96,800,000 of fixed rate property debt prior to its scheduled maturity and incurred an extraordinary loss of approximately $7,100,000, net of related deferred income tax benefits.
Proceeds from a variable rate loan of $96,800,000 obtained in January 1995 and due in February 1996 and available cash were used to retire the debt and fund the prepayment penalty. The Company believes it will be able to refinance this loan on a long term basis at or prior to its scheduled maturity. The Company is continually evaluating sources of capital, and management believes there are reasonable and satisfactory sources available for all requirements without necessitating property sales.

  Cash expenditures for properties in development and improvements to existing properties funded by debt were $78,628,000, $87,243,000 and $83,377,000 in 1994, 1993 and 1992,
respectively. A substantial portion of the costs of properties in development is financed with construction or similar loans. Typically, long term fixed rate debt financing is arranged concurrently with the construction financing prior to the commencement of construction. Management anticipates that acceptable methods of financing development projects with fixed rate, nonrecourse debt will continue to be available. Improvements to existing properties funded by debt consist primarily of costs of renovation and remerchandising programs and other capital improvement costs.
The Company's share of these costs has been financed primarily from proceeds of refinancing of the related properties or other properties, credit line borrowings and a portion of the proceeds of the 8.5% unsecured notes issued in January 1993. The interest costs on these financings are included in the operating results of the operating properties segment.

  Cash expenditures for acquisitions of interests in properties were $94,113,000 in 1994, $34,967,000 in 1993 and
$38,806,000 in 1992. A substantial portion of these costs has been financed using nonrecourse debt. The acquisitions in 1994 consist primarily of the purchase of land underlying a retail center and the related equity interest of the former lessor. The acquisitions in 1993 and 1992 consist primarily of purchases of partners' interests in retail properties.

  The Company has available sources of capital in addition to those discussed above. The Company's equity interests in its operating properties and properties held for development and sale (principally Columbia land) and land in development represent a source of funds either through sales or refinancing. The aggregate equity value of these interests as of December 31, 1994 was approximately $2,339,000,000. The Company also has lines of credit available totaling $159,720,000 which can be used to fund property acquisition costs, finance other corporate needs, repay existing indebtedness or provide corporate liquidity, subject to approval by the lenders. In addition, in February 1995, the Company registered $150,000,000 of unsecured notes for issuance to the public from time to time through February 1997. The Company intends to use the proceeds from these notes to repay existing recourse indebtedness.

  The agreements relating to certain of the lines of credit, the 8.5% unsecured notes, the unsecured notes registered in February 1995 and certain other loans impose limitations on the Company. The most restrictive of these limit the Company's ability to incur certain types of additional debt if the Company does not maintain specified debt service coverage ratios. The agreements also impose restrictions on sale, lease and certain other transactions, subject to various exclusions and limitations. These restrictions have not limited the Company's normal business activities.

   Three and Nine Months Ended September 30, 1995

Operating Results

     Operating Properties. Revenues from retail centers increased $94,000 and $3,948,000 while total operating and interest expenses decreased $2,121,000 and $7,143,000 for the three and nine months ended September 30, 1995 as compared to the same periods in 1994. The increases in revenues are attributable to the operations of expansions opened in August 1994 and March 1995, higher effective rents on re-leased space, and, for the nine month period, increased tenant lease cancellation payments. These increases have been partially offset by the effects of slightly lower occupancy levels, lower recoveries of operating expenses, as discussed below, the dispositions of properties in the first quarter of 1994 and second quarter of 1995, and for the three month period, decreased tenant lease cancellation payments. The decreases in expenses are attributable to the aforementioned property dispositions, lower recoverable expenses as a result of operating expense reduction efforts and milder winter conditions experienced in the Northeast, lower bad debt expenses due to recoveries of amounts previously reserved and lower interest expense due to debt restructurings and refinancings completed in 1994 or early 1995. These decreases were partially offset by an increase in expenses associated with the operations of the expansions referred to above.

     Revenues from office, mixed-use and other properties decreased $602,000 and $146,000 and total operating and interest expenses decreased $1,801,000 and $1,955,000 for the three and nine months ended September 30, 1995 as compared to the same periods in 1994. The decreases in revenues are attributable primarily to dispositions of properties in the third quarter of 1994 and the second quarter of 1995, lower recoveries of operating expenses and, for the three month period, decreased tenant lease cancellation payments. These decreases have been partially offset by higher occupancy at certain hotel and office properties in Columbia and for the nine month period, increased tenant lease cancellation payments. The decreases in total operating and interest expenses are attributable primarily to the aforementioned property dispositions, lower bad debt expenses due to recoveries of amounts previously reserved, lower operating expenses at certain projects and lower depreciation expense as the Company discontinued depreciating an industrial building it intends to sell. These decreases are partially offset by expenses at two industrial buildings in Columbia which opened in the second quarter of 1994 and higher interest expense on a mixed-use project. Interest on this project loan was lower in the first quarter of 1994 because the Company exercised an option in the loan agreement to make a specified payment and reduce the effective interest rate on the loan retroactive to the beginning of its term. The payment was less than the interest previously accrued, and the difference was recorded as a reduction to interest expense in the quarter.

     Land Sales. Revenues from land sales decreased $2,754,000 and $7,227,000 and total costs and expenses decreased $1,009,000 and $4,191,000 for the three and nine months ended September 30, 1995, as compared to the same periods in 1994. The decreases in revenues relate to lower sales of land for commercial/other uses in Columbia. The decreases in costs and expenses are attributable primarily to decreased costs of sales due to lower sales revenues.

     Development. These costs consist primarily of additions to the pre-construction reserve and new business costs. The pre-construction reserve is maintained to provide for costs of projects which may not go forward to completion. New business costs relate primarily to the initial evaluation of acquisition and development opportunities. These costs decreased $1,606,000 and $978,000 for the three and nine months ended September 30, 1995 as compared to the same periods in 1994. The decreases are due primarily to reduced provisions required for projects in the pre-construction stage due to progress made in the development process, particularly in the third quarter of 1995.

     Corporate. Corporate interest costs were $3,275,000 and $3,754,000 for the three months ended September 30, 1995 and 1994, respectively, and $10,479,000 and $10,322,000 for the nine months ended September 30, 1995 and 1994, respectively. Of such amounts, $981,000 and $734,000 were capitalized during the three months ended September 30, 1995 and 1994, respectively, and $2,642,000 and $1,750,000 were capitalized during the nine months ended September 30, 1995 and 1994, respectively, on funds invested in development projects. The decrease in corporate interest costs for the three month period is due to a lower level of debt used for corporate purposes.

     Gain (Loss) on Dispositions of Assets and Other Provisions, Net. The net loss in 1995 relates primarily to provisions for losses on several retail center properties the Company has decided to sell and is actively marketing ($16,058,000). These provisions for losses were recognized based on the estimated fair values of the individual properties less costs to sell. These losses were partially offset by a gain related to the disposition of an interest in a retail center property ($1,940,000).

     The net loss in 1994 relates primarily to provisions for losses on investments in two operating properties ($7,728,000) and damages to a retail property as a result of an earthquake ($446,000). The provisions for losses were recognized based on management's determination that the Company would not continue to support the projects under the existing arrangements with lenders and/or partners and that it was unlikely that the Company would recover all of its investments in these projects based on forecasts of future cash flows. These losses were partially offset by a gain related to the disposition of an interest in a property the Company continues to manage ($2,768,000).

     Earnings Before Depreciation and Deferred Taxes. EBDT was $76,978,000 for the nine months ended September 30, 1995, an increase of 15% over $67,115,000 in the comparable period of 1994. The significant changes in various revenue and expense elements comprising EBDT are described above. The increase in 1995 is due primarily to improved operating results from retail properties.

     EBDT from retail centers was $80,576,000, an increase of 15% over $70,245,000 in the comparable period in 1994. The increase in EBDT from retail centers reflects increased rents on re-leased space, recent productive expansions of a number of centers, implementation of effective cost reduction programs at the Company's properties, lease termination payments from some departing retailers and refinancings and restructures of debt, management and ownership agreements.

   Financial Condition and Liquidity.

Shareholders' equity decreased $40,543,000 from $95,026,000 at December 31, 1994 to $54,483,000 at September 30, 1995. The
decrease was due principally to the payment of regular quarterly dividends on the Company's common and Preferred stocks, and to a lesser extent, the Company's net loss for the nine months ended September 30, 1995.

  The Company had cash and cash equivalents and investments in marketable securities totaling $31,740,000 and $79,547,000 at September 30, 1995 and December 31, 1994, respectively, including $640,000 and $2,001,000, respectively, restricted for use in the development of certain properties.

  In February 1995, the Company registered $150,000,000 of unsecured notes for issuance to the public from time to time through February 1997. The notes can be issued, subject to market conditions, for varying terms of nine months or longer at fixed or floating rates based upon market indices at the time of issuance. Proceeds of these notes have been or will be used primarily to repay higher rate or recourse indebtedness of the Company. As of September 30, 1995, the Company had issued $100,300,000 of notes, the proceeds of which were used to repay higher rate and/or recourse indebtedness.

  The Company has lines of credit of $158,920,000 of which $119,920,000 was available at September 30, 1995. These lines of credit may be used to provide corporate liquidity, fund property acquisition costs and finance other corporate needs, subject to lenders' approvals. They may also be utilized to pay some portion of existing debt, including maturities in 1995 and 1996. As of September 30, 1995, debt due in one year was $121,302,000. Approximately $71,790,000 of this debt relates to a retail center mortgage due in February 1996. The Company expects to refinance this mortgage on a long-term basis at or prior to its scheduled maturity. The Company continues to actively evaluate new sources of capital and is confident that it will be able to make these payments, arrange to refinance these maturities prior to their scheduled repayment dates, or take advantage of new sources of capital without necessitating property sales.

  Net cash provided by operating activities was $69,525,000 and $79,008,000 for the nine months ended September 30, 1995 and 1994, respectively. The factors discussed previously under the operating results of the four major business segments, particularly lower land sale revenues, and, in 1995, funding of certain pension obligations affected the level of net cash provided by operating activities.

  Net cash used in investing activities was $64,087,000 and $143,272,000 for the nine months ended September 30, 1995 and 1994, respectively. The decrease in net cash used of $79,165,000 occurred because of the higher level of property acquisition expenditures incurred in 1994 ($66,118,000) and because net sales and redemptions of marketable securities (primarily short-term U.S. Treasury securities) increased $15,185,000 in 1995. The property acquisitions in 1995 consist of the purchases of partnership interests in three retail centers. The property acquisitions in 1994 consisted primarily of the purchase of land underlying a retail center together with the related equity interest of the former lessor.

  Net cash used in financing activities was $28,633,000 for the nine months ended September 30, 1995 while net cash provided by financing activities was $41,086,000 for the nine months ended September 30, 1994. Net cash used in financing activities in 1995 is attributable primarily to scheduled principal payments on property debt and the payment of dividends, partially offset by the issuance of other debt and property debt to partially fund the property acquisitions described above. Net cash provided by financing activities in 1994 was attributable primarily to the issuance of property debt to fund the property acquisition described above partially offset by scheduled principal payments on property debt and the payment of dividends.

             DESCRIPTION OF THE PREFERRED SECURITIES

     The Trust Agreement among Rouse, as Depositor (the "Depositor"), The First National Bank of Chicago, as the Property Trustee, Michael J. Majchrzak, as the Delaware Trustee, and the three Administrative Trustees named in the Trust Agreement (together with the Property Trustee and the Delaware Trustee, the "Trustees"), authorizes the issuance of the Preferred Securities by the Issuer. The Preferred Securities and the Common Securities (together, the "Issuer Securities") will be issued by the Administrative Trustees on behalf of the Issuer pursuant to the terms of the Trust Agreement. The Preferred Securities represent undivided beneficial interests in the assets of the Issuer and entitle the holders thereof to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The following summaries contain the material information concerning the Trust Agreement but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular sections or defined terms of the Trust Agreement are referred to, such sections or defined terms are incorporated herein by reference. Section references used herein are references to provisions of the Trust Agreement unless otherwise stated. The Trust Agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

General

     All of the Common Securities are owned by Rouse.  The
Common Securities rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except as described under "- Subordination of Common Securities". (Section 4.03). Legal title to the Junior Subordinated Debentures will be held in the name of the Issuer and held in trust for the benefit of the holders of the Issuer Securities. (Section 2.09). The Guarantee is a full and unconditional guarantee on a subordinated basis with respect to the Preferred Securities but does not guarantee payment of distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Issuer does not have funds sufficient to make such payments.

  Subject to applicable law (including, without limitation, United States federal securities law), Rouse or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

Distributions

     The distributions payable on each Preferred Security will be pro rata with the Common Securities and will be entitled to a
preference fixed at a rate per annum of     % of the stated
Liquidation Amount of $25 per Preferred Security. Distributions that are in arrears for more than one quarter will bear interest on the amount thereof at the rate per annum of %, compounded quarterly. The term "distributions" as used herein includes any such interest payable, unless otherwise stated, and shall also include any Additional Amounts with respect to the Preferred Securities. "Additional Amounts" means the amount of Additional Interest Attributable to Deferral (as defined under "Description of the Junior Subordinated Debentures - Additional Interest") paid by Rouse on the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures - Additional Interest". The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. (Section 4.01(a) and 4.01(b)).

     Distributions on the Preferred Securities will be
cumulative, will accrue from            , 1995, the date of
initial issuance thereof, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1995, except as otherwise described below. In the event that any date on which distributions are otherwise payable on the Preferred Securities is not a Business Day (as defined below), payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which distributions are otherwise payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than (x) a Saturday or a Sunday, (y) a day on which banks in Maryland or the City of New York are authorized or obligated by law or executive order to remain closed or (z) a day on which the corporate trust office of the Property Trustee or the principal corporate trust office of the Debenture Trustee (as defined under "Description of the Junior Subordinated Debentures") is closed for business. (Section 4.01(a)).

     Rouse has the right under the Indenture to extend the interest payment period from time to time on the Junior Subordinated Debentures to a period of up to 20 consecutive quarters, with the consequence that quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue with interest thereon, including interest payable on unpaid interest at the rate per annum set forth above, compounded quarterly) by the Issuer during any such extended interest payment period. In the event that Rouse exercises this right, during such period Rouse may not declare or pay any dividend or distribution (other than a dividend or distribution in common stock of Rouse or other security junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee), or repurchase or cause any subsidiary to repurchase any security of Rouse ranking pari passu with or subordinate to the Junior Subordinated Debentures (except on a ratable basis with securities ranking pari passu with the Junior Subordinated Debentures). Prior to the termination of any such extended interest payment period, Rouse may further extend the interest payment period, provided that such extended interest payment period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Junior Subordinated Debentures. Upon the termination of any extended interest payment period and the payment of all amounts then due, Rouse may select a new extended interest payment period, subject to the foregoing requirements. See "Description of the Junior Subordinated Debentures - Interest" and "- Option to Extend Interest Payment Period".

     It is anticipated that the income of the Issuer available for distribution to the holders of the Preferred Securities will be limited to payments under the Junior Subordinated Debentures which the Issuer will purchase with the proceeds from the issuance and sale of the Common Securities and the Preferred Securities. See "Description of the Junior Subordinated Debentures". If Rouse does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay distributions on the Preferred Securities. The payment of distributions (if and to the extent the Issuer has funds sufficient to make such payments) is guaranteed on a subordinated basis by Rouse to the extent set forth herein under "Description of the Guarantee - Status of the Guarantee".

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register for the Preferred Securities of the Issuer on the relevant record dates, which, as long as the Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "- Book-Entry-Only Issuance - The Depository Trust Company" below. In the event the Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the relevant Distribution Date, whether or not a Business Day. (Section 4.01 (d)).

Redemption

     Upon the repayment of the Junior Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of Issuer Securities, upon not less than 30 nor more than 60 days' notice, at $25 per Preferred Security plus accumulated and unpaid distributions to the Redemption Date, whether or not earned or declared (the "Redemption Price"). Such payment in redemption shall be made to the extent that the Trust has funds available for such payment. Rouse may not redeem the Junior Subordinated Debentures in part unless all accrued and unpaid interest (including any Additional Interest) has been paid in full on all outstanding Junior Subordinated Debentures for all quarterly interest periods terminating on or prior to the date of redemption and no Extension Period is in effect. See "Description of the Junior Subordinated Debentures - Optional Redemption".

     Rouse has the right to redeem the Junior Subordinated
Debentures (a) on or after                , 2000, in whole or in
part, with the proceeds of one or more Equity Issuances or (b) at any time, in whole but not in part, on the occurrence of a Tax Event unless Rouse determines to distribute the Junior Subordinated Debentures to the holders of the Preferred Securities, subject to the conditions described under "Description of the Junior Subordinated Debentures - Optional Redemption". If (i) a Tax Event shall occur and be continuing and (ii) Rouse elects to redeem the Junior Subordinated Debentures, notice of redemption shall be given by the Property Trustee, mailed to holders of Issuers Securities not less than 30 nor more than 60 days prior to the Redemption Date.

  "Capital Stock" of the Company means any and all shares, interests, participations or other equivalents (however designated) of the Company's capital stock (including, without limitation, common stock and preferred stock) or other equity interests whether now outstanding or issued after the date of the Indenture.

  "Equity Issuance" means (i) an issuance by Rouse of its Capital Stock or (ii) a PIPS Issuance.

     "Like Amount" means (i) with respect to a redemption of Issuer Securities, Issuer Securities having an aggregate Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Issuer Securities in connection with a Tax Event or a liquidation of the Issuer upon the bankruptcy, dissolution or liquidation of Rouse, Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Issuer Securities of the holder to whom such Junior Subordinated Debentures are distributed.

     "PIPS Issuance" means an issuance by the Issuer or any affiliate of Rouse of periodic income preferred securities which are substantially comparable in economic effect to the Preferred Securities, the proceeds of which are invested in debt securities of Rouse which are substantially comparable in economic effect to the Junior Subordinated Debentures.

     "Tax Event" means the receipt by the Issuer or the Company, as the case may be, of an opinion of counsel experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the first date of issuance of the Preferred Securities, there is more than an insubstantial risk that (a) the Issuer is, or will be, subject to United States federal income tax with respect to interest received on the Junior Subordinated Debentures, (b) interest payable by the Company on the Junior Subordinated Debentures is not, or will not be, fully deductible for United States federal income tax purposes or (c) the Issuer is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Redemption Procedures

  Preferred Securities redeemed on each date fixed for redemption (the "Redemption Date") shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of Junior Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption

Price will be payable on each Redemption Date only to the extent that the Issuer has funds sufficient for the payment of such Redemption Price. (Section 4.02(d)). See "- Subordination of
Common Securities".

     If the Property Trustee gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York time, on the Redemption Date, the Property Trustee will, so long as the Preferred Securities are in book-entry-only form and to the extent that the Trust has funds immediately available for payment of the applicable Redemption Price, irrevocably deposit with DTC funds sufficient to pay the Redemption Price and, at the direction of the Depositor, will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "- Book-Entry-Only Issuance - The Depository Trust Company". If the Preferred Securities are no longer in book-entry-only form, the Property Trustee, to the extent that the Trust has funds immediately available for the payment of the Redemption Price, will irrevocably deposit with the paying agent for the Preferred Securities (the "Preferred Securities Paying Agent") funds sufficient to pay the applicable Redemption Price and will give the Preferred Securities Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by Rouse pursuant to the Guarantee described herein under "Description of the Guarantee", distributions on such Preferred Securities will continue to accrue from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. (Section 4.02(e)).

     If less than all the outstanding Issuer Securities are to be redeemed on a Redemption Date, then the aggregate amount to be paid shall be allocated 3% to the Common Securities and 97% to the Preferred Securities. The particular Preferred Securities to be redeemed will be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or integral multiples thereof) of the aggregate Liquidation Amount of Preferred Securities. The Property Trustee shall promptly notify the Preferred Securities Securities Registrar (as defined under "- Registrar and Transfer Agent"), in writing, of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities that has been or is to be redeemed. (Section 4.02(f)).

Subordination of Common Securities

  Payment of distributions (including Additional Amounts, if applicable) on, and the Redemption Price of, the Issuer Securities, as applicable, shall be made pro rata based on the aggregate liquidation amount of the Issuer Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default (as defined herein, see "- Events of Default; Notice") under the Indenture shall have occurred and be continuing, no payment of any distribution (including Additional Amounts, if applicable) on, or Redemption Price of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions (including Additional Amounts, if applicable) on all outstanding Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all outstanding Preferred Securities called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions (including Additional Amounts, if applicable) on, or Redemption Price of, Preferred Securities then due and payable. (Section 4.03(a)).

  In the case of any Event of Default under the Trust Agreement, the holders of Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not the holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.03(b)).

Liquidation Distribution Upon Dissolution

     Pursuant to the Trust Agreement, the Issuer shall dissolve and be liquidated by the Trustees on the first to occur of: (i) December 31, 2050, the expiration of the term of the Trust; (ii) the bankruptcy, insolvency, dissolution or liquidation of Rouse;
(iii) the occurrence of a Tax Event and a related required redemption of the Preferred Securities for cash or the distribution of Junior Subordinated Debentures to holders of Issuer Securities as described further below; (iv) the redemption of all of the Preferred Securities; and (v) upon the entry of a decree of judicial dissolution of the Trust. (Sections 9.01 and 9.02).

     If an early termination occurs as described in clause (ii) above or if upon the occurrence of a Tax Event, Rouse chooses to distribute the Junior Subordinated Debentures to the holders of the Issuer Securities, the Issuer shall be liquidated by the Trustees as expeditiously as the Trustees determine to be appropriate by causing the Property Trustee to distribute to each holder of Preferred Securities and Common Securities, after satisfaction of liabilities to creditors of the Trust, a Like Amount of Junior Subordinated Debentures (and Additional Amounts, if applicable), unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive, out of the assets of the Issuer available for distribution to holders after satisfaction of liabilities to creditors of the Trust, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the stated Liquidation Amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment, whether or not earned or declared (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer on the Preferred Securities shall be paid on a pro rata basis. The holder of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities; except that, if an Event of Default (as defined herein, see "- Events of Default; Notice") has occurred and is continuing, the holder of the Common Securities will be entitled to receive such distributions only after the holders of the Preferred Securities have been paid in full. If the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities, Rouse will use its reasonable efforts to have the Junior Subordinated Debentures listed on the New York Stock Exchange or such other exchange upon which Preferred Securities are then listed (Section 9.04).

Events of Default; Notice

     "Events of Default" as defined in Section 501 of the Indenture (see "Description of the Junior Subordinated Debentures
- Events of Default") constitute the only "Events of Default" under the Trust Agreement with respect to the Preferred
Securities issued thereunder.

     The Indenture provides that any one or more of the following described events that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior
Subordinated Debentures:

     (a) failure for 30 days to pay any interest on the Junior Subordinated Debentures, including any Additional
  Interest in respect thereof, when due (subject to the deferral of any due date in the case of an Extension Period); or

     (b) failure to pay any principal on the Junior
  Subordinated Debentures when due, whether at maturity, upon redemption by declaration or otherwise; or

     (c) failure to observe or perform in any material respect any other covenant contained in the Indenture for 90 days after written notice to Rouse from the Debenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures; or

     (d) certain events in bankruptcy, insolvency or reorganization of Rouse, but not a voluntary or involuntary dissolution.

  Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of Preferred Securities, the Administrative Trustees and the Depositor, unless such Event of Default shall have been cured or waived. (Section 8.02).

  Unless an Event of Default shall have occurred and be continuing, any Trustee may be removed at any time by act of the holder of the Common Securities. If an Event of Default has occurred and is continuing, any Trustee may be removed at such time by written act of the holders of a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, delivered to such Trustee (in its individual capacity and on behalf of the Issuer). No registration or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor Trustee in accordance with the provisions of the Trust Agreement (Section 8.10).

  If an Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common
Securities upon dissolution of the Issuer as described above.
See "- Liquidation Distribution Upon Dissolution".

Merger or Consolidation of a Trustee

     Any Person (as defined in the Trust Agreement) into which the Property Trustee or, if not a natural person, the Delaware Trustee or any Administrative Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which any such Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of any such Trustee, shall be the successor to such Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible. (Section
8.12).

Voting Rights

  Except as provided below and as described under "Description of the Guarantee - Amendments and Assignment" and as otherwise required by law, the holders of the Preferred Securities will have no voting rights. (Section 6.01(a)).

     Subject to the provisions described below under "-Modification of the Trust Agreement", if any proposed amendment to the Trust Agreement provides for, or the Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the holders of the Preferred Securities, whether by way of amendment to the Trust Agreement or otherwise, or (ii) the dissolution, winding-up or termination of the Issuer, other than pursuant to the Trust Agreement, then the holders of outstanding Preferred Securities will be entitled to vote on such amendment or proposal, and such amendment or proposal shall not be effective except with the approval of the holders of at least a majority in aggregate Liquidation Amount of such outstanding Preferred Securities. (Section 6.01(c)).

     So long as any Junior Subordinated Debentures are in the name of the Trust and are held by the Property Trustee in trust for the benefit of the holders of the Issuer Securities, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee (as defined under "Description of the Junior Subordinated Debentures"), or executing any trust or power conferred on the Debenture Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default which is waivable under Section 513 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or
(iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of Preferred Securities. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of the outstanding Preferred Securities. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debenture Trustee. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action. (Section 6.01(b)).

  Any required approval of holders of Preferred Securities
may be given at a separate meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust
Agreement.    (Sections 6.02 and 6.06).

  No vote or consent of the holders of Preferred Securities will be required for the Issuer to redeem and cancel Preferred
Securities in accordance with the Trust Agreement.

  For purposes of any vote of the holders of the Preferred Securities, any Preferred Securities that are held by Rouse, any Trustee or any affiliate of Rouse or any Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Co-Property Trustees and Separate Property Trustee

   Unless an Event of Default under the Trust Agreement shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust
Property (as defined in the Trust Agreement) may at the time be located, the holder of the Common Securities and the Administrative Trustees shall have power to appoint, and upon the written request of the Administrative Trustees, Rouse, as Depositor, shall for such purpose join with the Administrative Trustees in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If Rouse, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default under the Indenture has occurred and is continuing, the Property Trustee
alone shall have the power to make such appointment.    (Section
8.09).

Payment and Paying Agent

     Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments shall be made at the office or agency of the Preferred Securities Paying Agent maintained for such purpose, or at the option of the Property Trustee, by check mailed to the address of the holder entitled thereto as such address shall appear on the securities register. The Preferred Securities Paying Agent shall initially be The First National Bank of Chicago. The Preferred Securities Paying Agent shall be permitted to resign as Preferred Securities Paying Agent upon 30 days' written notice to the Administrative Trustees, the Property Trustee and Rouse. In the event that The First National Bank of Chicago chooses no longer to be the Preferred Securities Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company).acceptable to the Property Trustee and Rouse to act as Preferred Securities Paying Agent (Sections 4.04 and 5.09).

Book-Entry-Only Issuance - The Depository Trust Company

  DTC will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Security certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

  DTC has informed the Issuer and Rouse that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement of securities transactions among Participants through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.
Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct Participants and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except as described below.

  DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants are responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect
Participants, and by Direct Participants and Indirect
Participants to Beneficial

Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to DTC. If less than all of the Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct
Participant in such series to be redeemed.

  Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those cases where a vote is required, neither DTC nor Cede & Co., will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distribution payments on the Preferred Securities will be made by the Issuer to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Issuer, Rouse or any Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Issuer, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     The Preferred Securities will be delivered in certificated form if (i) DTC ceases to be registered as a clearing agency under the Exchange Act or is no longer willing or able to provide securities depository services with respect to the Preferred Securities, (ii) Rouse so determines or (iii) there is an Event of Default under the Junior Subordinated Debentures.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Issuer believe to be reliable. None of the Issuer, Rouse or any Trustee has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Registrar and Transfer Agent

  The First National Bank of Chicago will act as registrar and transfer agent for the Preferred Securities (the "Preferred
Securities Registrar"). (Section 5.04).

     As described under "- Book-Entry-Only Issuance - The Depository Trust Company", so long as the Preferred Securities are in book-entry form, registration of transfers and exchanges of Preferred Securities will be made through Direct Participants and Indirect Participants in DTC. If physical certificates representing the Preferred Securities are issued, registration of transfers and exchanges of Preferred Securities will be effected without charge by or on behalf of the Issuer, but, in the case of a transfer, upon payment (with the giving of such indemnity as the Issuer or Rouse may require) in respect of any tax or other governmental charges which may be imposed in relation to it. (Section 5.04).

     The Issuer will not be required to register or cause to be registered any transfer of Preferred Securities during a period beginning 15 days prior to the mailing of notice of redemption of Preferred Securities and ending on the day of such mailing. (Section 5.04).

Information Concerning the Property Trustee

     The Property Trustee, other than during the occurrence and continuance of a default by Rouse in performance of the Trust Agreement, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after an Event of Default under the Trust Agreement, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Issuer Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  Rouse and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Property
Trustee in the ordinary course of their businesses.

Modification of the Trust Agreement

     From time to time, Rouse and the Trustees may, without the consent of any holders of the Issuer Securities, amend the Trust Agreement for specified purposes, including, among other things,
(i) to cure ambiguities, correct or supplement any provision of the Trust Agreement which may be inconsistent with any other provision thereof or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to ensure that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation and will not be required to register as an "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"); provided, however, that such amendment or action shall not adversely affect the rights of any holder of the Issuer Securities. The Trust Agreement contains provisions permitting Rouse and the Trustees, with the consent of the holders of not less than a majority in aggregate liquidation amount of the outstanding Issuer Securities, to modify the Trust Agreement in a manner affecting the rights of the holders of the Issuer Securities; provided that no such modification may, without the consent of the holder of each outstanding Issuer Security, (i) change the amount, timing, place of payment or currency of any distribution on the Issuer Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Issuer Securities as of a specified date, (ii) restrict the right of any holder of the Issuer Securities to institute suit for the enforcement of any payment under the Trust Agreement, (iii) modify the purposes of the Trust, (iv) authorize or issue any interest in the Trust other than as currently contemplated by the Trust Agreement, (v) change the Redemption Price or modify the redemption procedures with respect to Issuer Securities or (vi) affect the limited liability of any holder of Preferred Securities. (Section 10.02).

Governing Law

     The Trust Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware. (Section
10.05).

Miscellaneous

     The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "RSEPrZ".

     The Administrative Trustees are authorized and directed to conduct the affairs of the Issuer and to operate the Issuer so that the Issuer will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of Rouse for United States federal income tax purposes. In this connection Rouse and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement that Rouse or any of the Administrative Trustees determines in their discretion to be necessary or desirable or convenient for such purposes, as long as such action does not adversely affect the interests of the holders of the Preferred Securities. (Section 2.07(d)).

     The Property Trustee will act as sole trustee under the Trust Agreement for the purposes of compliance with the Trust
Indenture Act.

  The Preferred Securities will, upon issuance, be validly issued, fully paid and non-assessable. Holders of the Issuer
Securities have no preemptive rights.


                  DESCRIPTION OF THE GUARANTEE

     Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by Rouse for the benefit of the holders from time to time of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago will act as indenture trustee (the "Guarantee Trustee") under the Guarantee for the purposes of compliance with the Trust Indenture Act. The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. This summary contains all material information concerning the Guarantee but does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

General

     Rouse will fully, irrevocably and unconditionally agree on a subordinated basis, to the extent set forth herein, to pay the Guarantee Payments (as defined below) in full to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid distributions required to be paid on the Preferred Securities, if and only to the extent the Issuer has funds sufficient to make such payment, (ii) the Redemption Price with respect to any Preferred Securities called for redemption by the Issuer, if and only to the extent the Issuer has funds sufficient to make such payment and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with a redemption of all of the Preferred Securities), the lesser of (a) the aggregate Liquidation Amount, to the extent the Issuer has funds sufficient to make such payment, and (b) the amount of assets of the Issuer remaining available for distribution to holders of Preferred Securities in liquidation of the Issuer. Rouse's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Rouse to the holders of Preferred Securities or by causing the Issuer to pay such amounts to such holders.

  The Guarantee will be a full and unconditional guarantee on a subordinated basis, but will apply only to the extent that the Issuer has funds sufficient to make such payments, and is not a guarantee of collection. If Rouse does not make interest payments on the Junior Subordinated Debentures held by the Issuer, it is expected that the Issuer will not pay distributions on the Preferred Securities. Rouse's obligations under the Guarantee are subordinated and junior in right of payment to all other liabilities of Rouse (including the Junior Subordinated Debentures) except any liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms. See "- Status of the Guarantee".

Amendments and Assignment

  Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent of holders of Preferred Securities will be required), the terms of the Guarantee may be changed only with the prior approval of the holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Rouse and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

Events of Default

   An event of default under the Guarantee will occur upon the failure of Rouse to perform any of its payment obligations thereunder. The holders of a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or other power conferred upon the Guarantee Trustee under the Guarantee.

   If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against Rouse to enforce its rights under such Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity.

  Rouse will be required to provide annually to the Guarantee Trustee a statement as to the performance by Rouse of certain of its obligations under the Guarantee and as to any default in such performance. Rouse will also be required to file annually with the Guarantee Trustee an officer's certificate as to Rouse's compliance with all conditions under the Guarantee.

Information Concerning the Guarantee Trustee

  The Guarantee Trustee, other than during the occurrence and continuance of a default by Rouse in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  Rouse and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Guarantee Trustee in the ordinary course of their businesses.

Termination of the Guarantee

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities, the distribution of Junior Subordinated Debentures to holders of Preferred Securities in exchange for all of the Preferred Securities or upon payment in full of the amounts payable upon liquidation of the Issuer. Notwithstanding the foregoing, the Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

Status of the Guarantee

   The Guarantee will constitute an unsecured obligation of Rouse and will rank (i) subordinate and junior in right of payment to all liabilities of Rouse (including the Junior Subordinated Debentures but excluding liabilities that may be made pari passu with or subordinate to the Guarantee expressly by their terms), and (ii) senior to Rouse's Series A Convertible Preferred Stock, liquidation value $50.00 per share, and Rouse's common stock. The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee. Because Rouse is a holding company whose assets consist substantially of the stock of its subsidiaries, Rouse's obligations under the Guarantee are effectively subordinated to the claims of the direct creditors of its subsidiaries. See "Risk Factors - Subordination of Guarantee and Junior Subordinated Debentures; Limited Preference Rights of Preferred Securities".

  The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity).

Governing Law

  The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

   The Expense Agreement

  Pursuant to the Expense Agreement entered into by Rouse pursuant to the Trust Agreement (the "Expense Agreement"), Rouse will irrevocably and unconditionally guarantee to each person or entity to whom the Issuer becomes indebted or liable, the full payment of any indebtedness, expenses or liabilities of the Issuer, other than obligations of the Issuer to pay to the holders of any Issuer Securities the amounts due such holders pursuant to the terms of the Issuer Securities.


        DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     Set forth below is a description of the specific terms of the Junior Subordinated Debentures which the Issuer will purchase with the proceeds of the issuance and sale of the Common Securities and the Preferred Securities. The following description contains all material information concerning the Junior Subordinated Debentures but does not purport to be complete and is qualified in its entirety by reference to the description in the Indenture (the "Indenture"), dated as of
  , 1995, between Rouse and The First National Bank of Chicago, as trustee with respect to the Junior Subordinated Debentures (the "Debenture Trustee"), which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Whenever particular sections or defined terms in the Indenture are referred to herein, such sections or defined terms are incorporated by reference herein. Section references used herein are references to provisions of the Indenture unless otherwise noted.

General

     The Junior Subordinated Debentures will be limited in aggregate principal amount to $103.1 million ($118.6 million if the over-allotment option is exercised), such amount being the sum of the aggregate stated liquidation amounts of the Preferred Securities and the Common Securities. The Junior Subordinated Debentures will be unsecured, subordinated obligations of Rouse which will rank junior to all of Rouse's Senior Indebtedness (as defined in "- Subordination"). (Section 1101).

  The entire outstanding principal amount of the Junior
Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, including any Additional Interest (as defined in "- Additional Interest"), on
     , 2025.

Optional Redemption

  On or after                         , 2000 Rouse will have the
right, at any time and from time to time, to redeem the Junior Subordinated Debentures, in whole or in part, with the proceeds of one or more Equity Issuances, at a cash redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures being redeemed, together with any accrued and unpaid interest thereon, including any Additional Interest, to the redemption date.

     If a Tax Event shall occur and be continuing, Rouse shall have the right to either (i) redeem the Junior Subordinated Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount of Junior Subordinated Debentures then outstanding plus any accrued and unpaid interest, including any Additional Interest, to the redemption date or (ii) direct the Trustees to distribute a Like Amount of Junior Subordinated Debentures to each holder of a Preferred Security, provided, in the case of clause (ii), that the Trust shall have received an opinion of counsel to the effect that the holders of the Preferred Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such distribution. (Section 1201).

   For so long as the Issuer is the holder of all the outstanding Junior Subordinated Debentures, the proceeds of any such redemption will be used by the Issuer to redeem Preferred Securities and the Common Securities in accordance with their terms. Rouse may not redeem the Junior Subordinated Debentures in part unless all accrued and unpaid interest (including any Additional Interest) has been paid in full on all outstanding Junior Subordinated Debentures for all quarterly interest periods terminating on or prior to the date of redemption and no Extension Period is in effect. (Section 1201).

   Any optional redemption of the Junior Subordinated
Debentures shall be made upon not less than 30 nor more than 60 days' notice to the holders thereof, as provided in the Indenture. (Section 1205).

Interest

     The Junior Subordinated Debentures shall bear interest at
the rate of    % per annum from the date of original issuance.
Such interest is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing December 31, 1995, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. It is anticipated that the Junior Subordinated Debentures will be in the name of the Trust and will be held by the Property Trustee for the benefit of the holders of the Issuer Securities.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. (Section 310). In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

Option to Extend Interest Payment Period

     Rouse shall have the right at any time during the term of the Junior Subordinated Debentures to extend the interest payment period from time to time to a period of up to 20 consecutive quarters (each, an "Extension Period"), during which periods interest will compound quarterly and Rouse shall have the right to make partial payments of interest on any Interest Payment Date. At the end of any such Extension Period, Rouse must pay all interest then accrued and unpaid together with Additional Interest (as defined under "- Additional Interest"). However, during any such Extension Period, Rouse may not declare or pay any dividend or distribution (other than a dividend or distribution in common stock of Rouse or other security junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee) or repurchase, or cause any subsidiary to repurchase any security of Rouse ranking pari passu with or subordinate to the Junior Subordinated Debentures (except on a ratable basis with any securities ranking pari passu with the Junior Subordinated Debentures). Prior to the termination of any such Extension Period, Rouse may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity date of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, Rouse may select a new Extension Period, subject to the foregoing requirements. Except for Additional Interest Attributable to Taxes (as defined under "-Additional Interest"), no interest shall be due and payable during an Extension Period, except at the end thereof. So long as the Issuer shall be the sole holder of record of the Junior Subordinated Debentures, Rouse must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its selection of such Extension Period at least ten Business Days prior to the earlier of (i) the date the distributions on the Preferred Securities are payable or
(ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date for the payment of such distribution or the date such distributions are payable, but in any event not less than two Business Days prior to such record date. The Debenture Trustee will be required to give notice of Rouse's selection of such Extension Period to the holders of the Preferred Securities. If the Issuer shall not be the sole holder of record of the Junior Subordinated Debentures, Rouse shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date the Issuer is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization, or to holders of the Junior Subordinated Debentures, of the record or payment date of such related interest payment, but in any event not less than two Business Days prior to such record date. (Section 301).

Additional Interest

  If at any time the Issuer shall be required to pay any interest on distributions in arrears in respect of the Preferred Securities pursuant to the terms thereof, Rouse will pay as interest to the Issuer as the holder of the Junior Subordinated Debentures an amount of additional interest ("Additional Interest Attributable to Deferral") equal to such interest on distributions in arrears. Accordingly, in such circumstances Rouse will, to the fullest extent permitted by applicable law, pay interest upon interest in order to provide for quarterly compounding on the Junior Subordinated Debentures. In addition, if the Issuer would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in any such case, Rouse will also pay such amounts as shall be required so that the net amounts received and retained by the Issuer after paying such taxes, duties, assessments or governmental charges will be not less than the amounts the Issuer would have received had no such taxes, duties, assessments or governmental charges been imposed ("Additional Interest Attributable to Taxes" and together with Additional Interest Attributable to Deferral, "Additional Interest").

Set-Off

   Notwithstanding anything to the contrary in the Indenture, Rouse shall have the right to set-off any payment it is otherwise required to make thereunder to the extent Rouse has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee. (Section 311).

Subordination

     The Junior Subordinated Debentures are subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness (as defined herein). (Sections 101 and 1101). In the event of: (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Rouse or to its creditors, as such, or to its assets, (b) any liquidation, dissolution or other winding up of Rouse, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Rouse (except a distribution in connection with a consolidation of Rouse with, or the merger of Rouse into, another entity or the liquidation or dissolution of Rouse following conveyance, transfer or lease of its properties and assets substantially as an entirety to another entity upon the terms and conditions described below under "- Consolidation, Merger and Sale"), the holders of all Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all amounts due or to become due thereon, before the holders of Junior Subordinated Debentures are entitled to receive any payment on account of principal of or interest on the Junior Subordinated Debentures; and any payment or distribution of assets of Rouse of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the holders of the Junior Subordinated Debentures or the Debenture Trustee would be entitled but for the provisions of the Indenture relating to subordination (excluding certain permitted subordinated securities) shall be paid by the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making such payment or distribution directly to the holders of Senior Indebtedness ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness remaining unpaid. In the event that, notwithstanding the foregoing, the Debenture Trustee or any holder of the Junior Subordinated

   Debentures shall have received payment or distribution of assets of Rouse of any kind or character (excluding certain permitted subordinated securities) before all Senior Indebtedness is paid in full or payment thereof provided for, then such payment or distribution shall be paid over or delivered to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of Rouse for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or cash equivalents. (Section
1102).

     As of September 30, 1995, the Senior Indebtedness of Rouse was approximately $541 million. As a holding company, substantially all of Rouse's assets consist of the stock of its subsidiaries. Except to the extent that Rouse may itself be a creditor with recognized claims against Rouse's subsidiaries, the claims of the holders of the Junior Subordinated Debentures to assets of subsidiaries of Rouse effectively are subordinated to the claims of direct creditors of the subsidiaries of Rouse. At September 30, 1995, Rouse's subsidiaries had $2,077 million of indebtedness outstanding for money borrowed and capitalized lease obligations.

  The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

     (a) all indebtedness of Rouse (other than any obligations to trade creditors) evidenced by notes, debentures, bonds or other securities sold by Rouse for money borrowed and capitalized lease obligations of Rouse;

     (b) all indebtedness of others of the kinds described in the preceding clause (a) with an express written obligation of Rouse to repay the principal amount of the debt during the full term of the indebtedness; and

     (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) or (b),

   unless, in the case of any particular indebtedness, lease obligation, guarantee, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease obligation, renewal, extension or refunding is expressly made pari passu with or subordinate to the Junior Subordinated Debentures. (Section 101).

  The Indenture does not limit the aggregate amount of Senior
Indebtedness or subsidiary indebtedness that may be incurred.

Certain Covenants of Rouse

     Pursuant to the Indenture, Rouse will covenant that it will not declare or pay any dividend or distribution (other than a dividend or distribution in common stock of Rouse or other security junior in right of payment to the Junior Subordinated Debentures) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee), or repurchase, or cause any of its subsidiaries to repurchase, any security of Rouse ranking pari passu with or subordinate to the Junior Subordinated Debentures (except on a ratable basis with any securities ranking pari passu with the Junior Subordinated Debentures) if at such time (i) there shall have occurred any event of which Rouse has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an Event of Default under the Indenture and (b) in respect of which Rouse shall not have taken reasonable steps to cure, (ii) Rouse shall be in default with respect to its payment of any obligations under the Guarantee or
(iii) Rouse shall have given notice of its selection of an Extension Period as provided in the Indenture (which notice shall not have been rescinded) and such Extension Period, or any extension thereof, shall have commenced and be continuing. Rouse will also covenant (i) to maintain 100% ownership of the Common Securities of the Issuer, (ii) not to voluntarily dissolve, wind-up or terminate the Issuer, except in connection with the distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Issuer or in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain a business trust and otherwise not to be classified as an association taxable as a corporation for United States federal income tax purposes. "Subsidiary" is defined to mean "any Person a majority of the equity ownership or the voting stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries." (Section 1005).

Events of Default

  The Indenture provides that any one or more of the following described events that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated
Debentures:

     (a) failure for 30 days to pay any interest on the Junior Subordinated Debentures, including any Additional
  Interest in respect thereof, when due (subject to the deferral of any due date in the case of an Extension Period); or

     (b)    failure to pay any principal on the Junior
  Subordinated Debentures when due, whether at maturity, upon redemption by declaration or otherwise; or

     (c) failure to observe or perform in any material respect any other covenant contained in the Indenture for 90 days after written notice to Rouse from the Debenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures; or

     (d) certain events in bankruptcy, insolvency or reorganization of Rouse, but not a voluntary or involuntary dissolution. (Section 501).

     The holders of a majority in outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. (Section 512). The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal and interest, including Additional Interest, due and payable immediately upon an Event of Default, and should the Debenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of outstanding Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any Additional Interest has been deposited with the Debenture Trustee. (Section
502).

     The holders of a majority in outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest, including Additional Interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any Additional Interest has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture. (Section 513). Rouse is required to file annually with the Debenture Trustee a certificate as to whether or not Rouse is in compliance with all the conditions and covenants applicable to it under the Indenture. (Section
1004).

   In case any Event of Default shall occur and be continuing, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures (including any Additional Interest) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures. (Section 502).

     An involuntary dissolution of the Issuer prior to redemption or maturity of the Junior Subordinated Debentures would not constitute an Event of Default with respect to the Junior Subordinated Debentures. If the Issuer is dissolved, any of the following, among other things, could occur: (i) a distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities after satisfaction of liabilities to creditors of the Trust, (ii) a cash distribution to the holders of the Preferred Securities out of the sale of assets of the Issuer, after satisfaction of liabilities to creditors of the Trust or (iii) a permitted redemption at par of the Junior Subordinated Debentures, and a consequent redemption of a Like Amount of the Preferred Securities, at the option of Rouse under the circumstances described under "- Optional Redemption".

Form, Exchange, and Transfer

  The Junior Subordinated Debentures will be issuable only in registered form, without coupons and only in denominations of $25 and integral multiples thereof. (Section 302).

  The Junior Subordinated Debentures, if distributed to holders of Preferred Securities pursuant to the dissolution of the Issuer, will initially be issued as a registered security in global form (a "Global Security"). In the event that Junior Subordinated Debentures are issued in certificated form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Subject to the terms of the Indenture, Junior Subordinated Debentures may be presented for registration of transfer or exchange (duly endorsed or accompanied by satisfactory instruments of transfer) at the office of the security registrar of the Junior Subordinated Debentures (the "Debenture Registrar") or at the office of any transfer agent designated by Rouse for such purpose. No service charge will be made for any registration of transfer or exchange of Junior Subordinated Debentures, but, in the case of a transfer, Rouse may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected when the Debenture Registrar or such transfer agent, as the case may be, is satisfied with the documents of transfer, title and identity of the person making the request. Rouse has appointed the Debenture Trustee as the initial Debenture Registrar. (Section 305). Rouse may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. (Section 1002).

  If the Junior Subordinated Debentures are to be redeemed in part, Rouse will not be required to issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Junior Subordinated Debentures that may be selected for redemption and ending at the close of business on the day of such mailing, except the unredeemed portion of any such Junior Subordinated Debentures being redeemed in part. (Section 305).

Payment and Paying Agents

     Payment of interest on a Junior Subordinated Debenture on any Interest Payment Date will be made to the person in whose name such Junior Subordinated Debenture (or one or more predecessor securities) is registered at the close of business on the Regular Record Date (as defined in the Indenture) for such interest. (Section 307). Payments on Junior Subordinated Debentures issued as a Global Security will be made to DTC, as the depository for the Junior Subordinated Debentures.

     Principal of and any interest (including Additional Interest) on the Junior Subordinated Debentures will be payable at the office of such paying agent or paying agents (the "Debenture Paying Agent") as Rouse may designate for such purpose from time to time, except that at the option of Rouse payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the Security Register or by wire transfer (Section 301). The corporate trust office of the Debenture Trustee in The City of New York is designated as Rouse's sole Debenture Paying Agent for payments with respect to the Junior Subordinated Debentures. Rouse may at any time designate additional Debenture Paying Agents or rescind the designation of any Debenture Paying Agent or approve a change in the office through which any Paying Agent acts. (Section 1002).

Information Concerning the Debenture Trustee

   The Debenture Trustee, other than during the occurrence and continuance of a default by Rouse in performance of the Indenture, undertakes to perform only such duties as are specifically set forth in the Indenture and, after an Event of Default under the Indenture, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Preferred Securities or Junior Subordinated Debentures unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. (Section 603).

  Rouse and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Debenture Trustee in the ordinary course of their businesses.

Modification of the Indenture

     From time to time, Rouse and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes of evidencing the succession of another person to Rouse and the assumption by such successor of Rouse's obligations under the Indenture and on the Junior Subordinated Debentures, adding to the covenants of Rouse for the benefit of the holders of the Junior Subordinated Debentures or surrendering any right or power conferred upon Rouse by the Indenture or the Junior Subordinated Debentures, evidencing and providing the acceptance of the appointment of a successor Debenture Trustee, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any other change that does not adversely affect the rights of any holder of Junior Subordinated Debentures (Section 901). The Indenture contains provisions permitting Rouse and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture, (i) change the fixed maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, (ii) change the place or currency of payment of principal or interest on the Junior Subordinated Debentures, (iii) change the subordination provisions in a manner adverse to the holders of the Junior Subordinated Debentures or the Preferred Securities, (iv) change the date on which the Junior Subordinated Debentures may be redeemed at the option of Rouse to an earlier date, (v) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture or (vi) modify certain provisions of the Indenture relating to the waiver of past defaults or compliance by Rouse with the covenants therein. The Indenture also requires the consent of the holders of the Preferred Securities in respect of certain amendments to or termination of the Indenture and with respect to compliance by Rouse with certain covenants in the Indenture. (Sections 901 and 902).

Consolidation, Merger and Sale

     Rouse may not consolidate with or merge into or convey, transfer or lease its properties and assets substantially as an entirety to any person (a "Successor Person"), and may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to Rouse, unless: (i) the Successor Person (if any) is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, and assumes Rouse's obligations on the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Guarantee and the Expense Agreement;
(ii) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of Rouse or any subsidiary as a result of the transaction as having been incurred by it or any Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; (iii) such transaction does not give rise to any breach or violation of the Trust Agreement or the Guarantee; and (iv) certain other conditions are met. (Section
801).

Satisfaction and Discharge

     Under the terms of the Indenture, Rouse will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, pay Additional Interest Attributable to Taxes, compensate, indemnify and reimburse the Debenture Trustee, replace stolen, lost or mutilated Junior Subordinated Debentures and hold moneys for payment in trust) if all authenticated and delivered Junior Subordinated Debentures (other than certain stolen, lost, or mutilated Junior Subordinated Debentures and Junior Subordinated Debentures for which payment money was segregated and then discharged) have been delivered to the Debenture Trustee for cancellation or if Rouse deposits with the Debenture Trustee, in trust, moneys in an amount sufficient to pay all the principal of, and interest on, the Junior Subordinated Debentures on the dates such payments are due in accordance with the terms of the Junior Subordinated Debentures. (Section 401).

Governing Law

  The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112).

Miscellaneous

     All covenants and agreements of Rouse contained in the Indenture will bind its successors and assigns. (Section
109).


          RELATIONSHIP AMONG THE PREFERRED SECURITIES,
      THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

   General

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and the Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Expense Agreement entered into by Rouse pursuant to the Trust Agreement provides that Rouse shall pay for all, and the Issuer shall not be obligated to pay, directly or indirectly, for any costs, expenses and liabilities of the Issuer, including any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Issuer may become subject, except for United States withholding taxes and the lssuer's obligations to holders of the Preferred Securities under the Trust Agreement and the Preferred Securities; and (iv) the Trust Agreement further provides that the Trustees shall not cause or permit the Issuer to, among other things, engage in any activity that is not consistent with the limited purposes of the Issuer.

     Taken together, Rouse's obligations under the Junior Subordinated Debentures, the Trust Agreement, the Expense Agreement, and the Guarantee provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Preferred Securities to the extent provided therein. If and to the extent that Rouse does not make payments on the Junior Subordinated Debentures, the Issuer will not pay distributions or other amounts due on the Preferred
Securities.

   If the Guarantee Trustee fails to enforce the Guarantee, a holder of a Preferred Security may institute a legal proceeding directly against Rouse to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer or any other person or entity.

     The Preferred Securities evidence the rights of the holders thereof to the assets of the Issuer, a trust that exists for the sole purpose of issuing the Issuer Securities and investing the proceeds thereof in debt securities of Rouse, while the Junior Subordinated Debentures represent indebtedness of Rouse. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture will accrue, and (subject to the permissible extension of any interest payment period) is entitled to receive, interest on the principal amount of Junior Subordinated Debentures held, while a holder of Preferred Securities is only entitled to receive distributions if and to the extent the Issuer has funds sufficient for the payment of such distributions.

     Should an Event of Default under the Indenture occur and be continuing, the holders of the Preferred Securities would initially be limited to relying on the Property Trustee, as the sole holder of the Junior Subordinated Debentures, or to the Debenture Trustee, acting for the benefit of the Property Trustee, to enforce their rights under the Indenture. The holders of the Preferred Securities would not be able to exercise directly any remedies available to the holder of the Junior Subordinated Debentures unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so. In such event, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities would have such right.

   If an early termination event (as described in "Description of the Preferred Securities - Liquidation Distribution Upon Dissolution") with respect to the Trust occurs, thereby giving rise to the dissolution and liquidation of the Trust, any of the following, among other things, could occur: (i) a distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities after satisfaction of liabilities to creditors of the Trust, (ii) a cash distribution to the holders of the Preferred Securities out of the sale of assets of the Issuer, after satisfaction of liabilities to creditors of the Trust or (iii) a permitted redemption at par of the Junior Subordinated Debentures, and a consequent redemption of a Like Amount of the Preferred Securities, at the option of Rouse under the circumstances described under "Description of the Junior Subordinated Debentures - Optional Redemption". If the Junior Subordinated Debentures are distributed, the holders will be able to exercise directly rights of the holders of Junior Subordinated Debentures under the Indenture.

   Upon any voluntary or involuntary dissolution, winding-up or termination of the Issuer, the holders of Preferred Securities will be entitled to receive as a preference, out of assets available for distribution to holders, the Liquidation Distribution in cash or Junior Subordinated Debentures. See "Description of the Preferred Securities - Liquidation Distribution Upon Dissolution". Upon any voluntary or involuntary liquidation or bankruptcy of Rouse, the holders of Junior Subordinated Debentures would be subordinated creditors of Rouse, subordinated in right payment to all Senior Indebtedness, but entitled to receive payment in full of principal, premium, if any, and interest, before any stockholders of Rouse receive payments or distributions. Since Rouse is Guarantor under the Guarantee and has agreed as Depositor, to pay for all costs, expenses and liabilities of the Issuer (other than United States withholding taxes and other than the Issuer's obligations to Preferred Security holders under the Trust Agreement and the Preferred Securities), the positions of a holder of Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of Rouse in the event of liquidation or bankruptcy of Rouse would be substantially the same.

     A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Junior Subordinated Debentures. Subject to Rouse's right to extend an interest payment period from time to time for up to 20 consecutive quarters, failure to make required payments on the Junior Subordinated Debentures would constitute an Event of Default under the Indenture.

   Accounting Treatment

   For financial reporting purposes, the Trust will be treated as a subsidiary of Rouse and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of Rouse. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of Rouse entitled "Company-obligated mandatorily redeemable Preferred Securities of subsidiary Trust holding solely Company Subordinated Debt Securities", and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements. See "Capitalization". For financial reporting purposes, Rouse will record distributions payable on the Preferred Securities as operating expenses.


     CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

  This discussion is a summary of the principal United States federal income tax considerations that may be relevant to prospective purchasers of Preferred Securities and represents the opinion of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), special counsel to Rouse and the Issuer, insofar as it relates to matters of law and legal conclusions with respect thereto. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

  This discussion is limited to the United States federal income tax consequences to persons who purchase Preferred Securities at original issue for their initial offering price who are "United States Persons" (as defined below), and who hold the Preferred Securities as "capital assets" within the meaning of Section 1221 of the Code. This summary does not address all aspects of United States federal income taxation that may be applicable to a particular holder of Preferred Securities (a "Holder") in light of such Holder's particular circumstances, or to certain types of Holders that may be subject to special treatment under the United States federal income tax laws (e.g., S corporations, banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, taxpayers subject to the alternative minimum tax, Holders that will hold Preferred Securities as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes, or Holders who have a "functional currency" other than the United States dollar), and does not discuss any aspects of state, local or foreign tax laws or any estate or gift tax considerations. Accordingly, each prospective Holder of Preferred Securities should consult such Holder's own tax advisor in analyzing the United States federal, state, local and foreign tax consequences of the purchase, ownership and disposition of Preferred Securities. As used herein, the term "United States Person" means a citizen or resident of the United States, a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof or therein, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Income from Preferred Securities

  The Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes. Each Holder will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Holder will be required to include in such Holder's gross income such Holder's share of the interest income accrued with respect to the Junior Subordinated Debentures whether or not actually distributed to the Holder.

Sales of Preferred Securities

  A Holder will generally recognize gain or loss on the sale or other taxable disposition of a Preferred Security, including a redemption for cash, equal to the difference (if any) between the amount realized from such sale or other taxable disposition and the Holder's adjusted tax basis in the Preferred Security. A Holder's adjusted tax basis in a Preferred Security generally will equal the issue price of such Preferred Security increased by the amount of original issue discount previously includible in the gross income of such Holder, and decreased by the amount of any payments received on such Preferred Security. Any gain or loss recognized by a Holder on the sale of a Preferred Security held for more than one year generally will be taxable as long-term capital gain or loss, and otherwise will be short-term capital gain or loss. Under current law, net long-term capital gains of individuals may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Potential Extension of Interest Payment Period and Original Issue
Discount

     Under the Indenture, and as described under "Description of the Junior Subordinated Debentures - Option to Extend Interest Payment Period", Rouse has the option to extend, from time to time, the interest payment period on the Junior Subordinated Debentures to a period not exceeding 20 consecutive quarters, but not beyond the maturity date of the Junior Subordinated Debentures. Rouse's option to extend the interest payment period will cause the Junior Subordinated Debentures to be treated as issued with "original issue discount" for United States federal income tax purposes. Accordingly, a Holder will recognize interest income (i.e., original issue discount) under a constant yield basis over the term of the Junior Subordinated Debentures (including any Extension Period), regardless of the receipt of cash with respect to the period to which such income is attributable. Thus, during an Extension Period a Holder will be required to include interest in gross income in advance of the receipt of cash. In addition, any Holder who disposes of a Preferred Security prior to the record date for the payment of distributions following such Extension Period will include interest in gross income, but will not receive any cash distributions relating to interest that accrued during, and was includible in gross income with respect to, such Extention Period.

   Receipt of Junior Subordinated Debentures in Liquidation of
Rouse Capital

   Under certain circumstances, as described under "Description of Preferred Securities - Liquidation Distribution Upon Dissolution", Junior Subordinated Debentures may be distributed to the Holders in liquidation of the Issuer. Under current United States federal income tax law, such a distribution would not be a taxable event to a Holder and each Holder would have the same tax basis and holding period in the Junior Subordinated Debentures prior to and following such liquidation.

Backup Withholding Tax and Information Reporting

  Backup withholding at a rate of 31% and certain information reporting requirements may apply to payments on, and proceeds from the disposition of, a Preferred Security. Backup withholding will generally apply to a Holder unless such Holder
(a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact, or (b) provides an accurate taxpayer identification number.

     Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a credit or as a refund against such Holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

  These backup withholding tax and information reporting rules are subject to proposed Treasury Regulations and currently are under review by the United States Treasury. Accordingly, the application of these rules to Holders is subject to change.

                          UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, Rouse and the Issuer have agreed that the Issuer will issue and sell to each of the Underwriters named below (collectively, the "Underwriters"), and each of the Underwriters, for whom Goldman, Sachs & Co., Alex. Brown & Sons Incorporated, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Issuer the respective number of Preferred Securities set forth opposite its name below:


                                               Number of
                                               Preferred
    Underwriter                               Securities
    Goldman, Sachs & Co.
    Alex. Brown & Sons
     Incorporated
    Lehman Brothers Inc.
    Merrill Lynch, Pierce, Fenner &
       Smith Incorporated
    Smith Barney Inc.

       Total                                   4,000,000
                                               =========



  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Preferred Securities offered hereby, if any are taken.

  The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of
$    per Preferred Security.  The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Issuer and Rouse have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to 600,000 additional Preferred Securities to cover over-allotments, if any, at the initial public offering price (with additional Underwriters' Compensation), as set forth on the cover page of this Prospectus. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Preferred Securities to be purchased by each of them, as shown in the foregoing table, bears to the 4,000,000 Preferred Securities initially offered hereby.

     In view of the fact that the proceeds of the sale of the Preferred Securities (together with the proceeds of the sale by the Issuer to Rouse of the Common Securities) will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that Rouse will pay as compensation to the Underwriters ("Underwriters' Compensation") a commission of
$    per Preferred Security.

  Rouse and the Issuer have agreed, during the period beginning from the date of this Prospectus and continuing to and including the earlier of (i) the date, after the closing date, on which the distribution of the Preferred Securities and the Guarantee ceases, as determined by the Underwriters, or (ii) 90 days after the closing date, not to offer, sell, contract to sell, or otherwise dispose of any Preferred Securities, any other interests of the Issuer, or any preferred stock or any other securities of the Issuer or Rouse which, in each case, are substantially similar to the Preferred Securities (including any guarantee of such securities) or any securities convertible into or exchangeable for Preferred Securities, preferred stock or such substantially similar securities of either the Issuer or Rouse, without the prior written consent of the Representatives.

     Prior to this offering, there has been no public market for the Preferred Securities. The Preferred Securities have been approved for listing on the New York Stock Exchange (the "Exchange"), subject to notice of issuance, under the symbol "RSEPrZ". In order to meet one of the requirements for listing the Preferred Securities on the Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders. Trading of the Preferred Securities on the Exchange is expected to commence within a seven-day period after the initial delivery of the Preferred
Securities. The Representatives have advised Rouse that they intend to make a market in the Preferred Securities prior to commencement of trading on the Exchange, but they are not obligated to do so and may discontinue any such market making at any time without notice.

  The Issuer and Rouse have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the Underwriters engage in transactions with, and from time to time have performed services for, Rouse in the ordinary course of business.


                             EXPERTS

  The audited consolidated financial statements and schedules of Rouse and its consolidated subsidiaries incorporated herein by reference are incorporated by reference in reliance upon (1) the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and the authority of that firm as experts in accounting and auditing, and (2) with respect to the current value basis financial statements, the report of Landauer Associates, Inc., real estate counselors and consultants, incorporated herein by reference, and upon the authority of that firm as experts in real estate consultation.


                     VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Preferred Securities, the validity of the Trust Agreement and the formation of the Issuer are being passed upon by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to Rouse and the Issuer. The validity of the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be passed upon on behalf of the Issuer and Rouse by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. The validity of the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be passed upon on behalf of the Underwriters by Sullivan & Cromwell, New York, New York, counsel to the Underwriters. Sullivan & Cromwell will rely upon the opinion of Richards, Layton & Finger as to certain matters of Delaware law and Fried, Frank, Harris, Shriver & Jacobson and Sullivan & Cromwell will rely upon the opinion of Bruce I. Rothschild, Esq., Vice President, General Counsel and Secretary of Rouse as to matters of Maryland law. As of November 1, 1995, Mr. Rothschild held options to purchase 14,000 shares of the Company's Common Stock, of which options to purchase 5,250 shares were presently exercisable, and also held 3,035 shares of the Company's Common Stock in his account under the Company's 401(k) Savings Plan.


                         AVAILABLE INFORMATION

     Rouse is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Rouse may be inspected and copied at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained upon written request from the Public Reference Section of the

   Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of The New York Stock
Exchange, Inc., 20 Broad Street, New York, New York 10005, on which certain of Rouse's securities are listed.

     Rouse and the Issuer have filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

     No separate financial statements of the Issuer are included herein. Rouse considers that such financial statements would not be material to holders of the Preferred Securities because (i) all of the Common Securities of the Issuer are owned by Rouse, a reporting company under the Exchange Act; (ii) the Issuer has no independent operations, but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in the Junior Subordinated Debentures; and (iii) the obligations of the Issuer under the Preferred Securities, to the extent funds are legally available therefor, are fully, irrevocably and unconditionally guaranteed to the extent the Issuer has funds sufficient to make such payment, as set forth herein by Rouse. Rouse has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Expense Agreement, taken together, fully irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities to the extent set forth in such agreements (and as described herein).

     Holders of the Preferred Securities will receive annual reports of Rouse containing audited financial statements upon request.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Rouse pursuant to the Exchange Act, are incorporated herein by reference:

     1.  Rouse's Annual Report on Form 10-K for the year ended
      December 31, 1994.

     2. Rouse's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     3. Rouse's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (the "June 10-Q").

     4. Rouse's Amendment to the June 10-Q, filed September
     21,1995.

     5. Rouse's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

     All other documents filed by Rouse pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of the filing of such documents.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Rouse will provide without charge to each person, including a beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to David L. Tripp, Vice President and Director of Investor Relations, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456, Telephone: (410) 992-6000.

    No person has been
authorized to give any
information or make any
representations other than
those contained in this
Prospectus and, if given or
made, such information or
representations must not be
relied upon as having been
authorized.  This Prospectus
does not constitute an offer
to sell or the solicitation of
an offer to buy securities
other than the securities to
which it relates or an offer
to sell or the solicitation of
an offer to buy such
securities in any
circumstances in which such
offer or solicitation is                      4,000,000
unlawful.  Neither the
delivery of this Prospectus             Preferred Securities
nor any sale made hereunder
shall, under any                           ROUSE CAPITAL
circumstances, create any
implication that there has
been no change in the affairs
of the Issuer or Rouse since               % Cumulative
the date hereof or that the         Quarterly Income Preferred
information contained herein                Securities
or therein is correct as of
any time subsequent to the
date of such information.            guaranteed to the extent
However, in the event of any           set forth herein by
material change, this
Prospectus will be amended or
supplemented to reflect such
change as required by
applicable federal and state
law.                                    THE ROUSE COMPANY

       _______________
                                           ----------
      TABLE OF CONTENTS                    PROSPECTUS
                                           ----------
                          Page
Prospectus Summary.........
Risk Factors...............
Rouse Capital..............           Goldman, Sachs & Co.
The Rouse Company..........         Alex. Brown & Sons
Use of Proceeds............              Incorporated
Capitalization.............            Lehman Brothers
Selected Financial Data               Merrill Lynch & Co.
 of Rouse..................            Smith Barney Inc.
Results of Operations......
Description of the
 Preferred Securities......
Description of the                  Representatives of the
 Guarantee.................            Underwriters
Description of the Junior
 Subordinated Debentures...
Relationship Among the
 Preferred Securities,
 the Junior Subordinated
 Debentures and the
 Guarantee.................
Certain United States
 Federal Income Tax
 Considerations............
Underwriting...............
Experts....................
Validity of Securities.....
Available Information......
Incorporation of Certain
 Documents by Reference....

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

Securities and Exchange Commission
  registration fee                                    $  39,656
Printing expenses                                       125,000
Rating agency fees                                       80,000
New York Stock Exchange listing fee                      44,300
Trustee's fees                                           30,000
Legal fees and expenses                                 105,000
Accounting expenses                                      30,000
Blue Sky fees and expenses                               36,000
Other                                                    35,000
                                                       --------
Total                                                  $524,956
                                                       ========

Item 15.  Indemnification of Directors and Officers

  Article IX of the Bylaws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Maryland law as now or hereafter in force, including the advance of related expenses.
If any determination is required under applicable law as to whether a director or officer is entitled to indemnification, such determination shall be made by independent legal counsel retained by the Company and appointed by either the Board of Directors or the Chief Executive Officer. Paragraph (f) of Article Seventh of the Amended and Restated Articles of Incorporation of the Company provides that to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Company shall be personally liable to the Company or its stockholders for money damages. A copy of Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland is included as an Exhibit to this Registration Statement.

  The Company maintains directors and officers insurance on behalf of its directors, officers and certain other persons against any liability asserted against them in any such capacity. The form of Underwriting Agreement contained in Exhibit
1.1 provides for indemnification of the directors and officers signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, in certain instances by each underwriter participating in an offering of the Preferred Securities.

Item 16.  Exhibits

  Set forth below is a list of the exhibits included as part of this Registration Statement.

Exhibit No.                                  Description
-----------    ---------------------------------------------------------------------------
[dagger]1.1    Form of Underwriting Agreement
**4.1          Certificate of Trust of Rouse Capital
[dagger]4.2    Form of Trust Agreement
[dagger]4.3    Form of Indenture between Rouse and The First National
               Bank of Chicago, as Debenture Trustee
[dagger]4.4    Form of Preferred Securities (included in Exhibit 4.2)
[dagger]4.5    Form of Junior Subordinated Debenture (included in Exhibit 4.3)

[dagger]4.6    Form of Guarantee by Rouse and The First National Bank
               of Chicago, as Guarantee Trustee
[dagger]4.7    Form of Agreement as to Expenses and Liabilities
[dagger]5.1    Opinion of Richards, Layton & Finger re validity of
               Preferred Securities
[dagger]5.2    Opinion of Fried, Frank, Harris, Shriver & Jacobson re
               validity of Guarantee and Junior Subordinated
               Debentures
[dagger]5.3    Opinion of Bruce I. Rothschild, Esq.
[dagger]8.1    Opinion of Fried, Frank, Harris, Shriver & Jacobson re
               tax matters
*12.1          Computation of Ratio of Earnings to Combined Fixed Charges
               and Preferred Dividends
   *12.2       Computation of Ratio of Earnings to Fixed Charges
*12.3          Computation of Consolidated Coverage Ratio
*23.1          Consent of KPMG Peat Marwick LLP, independent auditors
*23.2          Consent of Landauer Associates, Inc., independent real estate consultants
[dagger]23.3   Consent of Richards, Layton & Finger (included in Exhibit 5.1 above)
[dagger]23.4   Consent of Fried, Frank, Harris, Shriver & Jacobson
               (included in Exhibit 5.2 above)
[dagger]23.5   Consent of Bruce I. Rothschild, Esq. (included in Exhibit 5.3 above)
[dagger]23.6   Consent of Fried, Frank, Harris, Shriver & Jacobson
               (included in Exhibit 8.1 above)
   *24.1       Power of Attorney, dated September 28, 1995.
*24.2          Power of Attorney, dated September 28, 1995.
[dagger]25.1   Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of The First National
               Bank of Chicago, as Debenture Trustee under the
               Indenture
[dagger]25.2   Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of The First National
               Bank of Chicago, as Trustee under the Trust
               Agreement of the Issuer
[dagger]25.3   Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of The First National
               Bank of Chicago, as Guarantee Trustee under the
               Guarantee
99.1           Section 2-418 of the Corporations and Associations Article of
               the Annotated Code of Maryland (which is
               incorporated by reference from the Exhibits to the
               Company's Form S-3 Registration Statement (No. 33-56646))

--------------------
*  Filed herewith.
   ** Previously filed.
[dagger] To be filed by amendment.

Item 17.  Undertakings

  The undersigned registrants hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section
      10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section
  15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrants hereby undertake to provide to the underwriter, at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  The undersigned registrants hereby undertake that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustees to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The Rouse Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, State of Maryland, on the 13th day of November, 1995.

                              THE ROUSE COMPANY

                                 By: /s/ George L. Yungmann
                                  ----------------------
                                      George L. Yungmann
                                      Senior Vice President
                                      and Controller

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Principal Executive
Officers:

           *                    President,       November 13, 1995
------------------           Chief Executive
Anthony W. Deering           Officer and
                             Director

Principal Financial
Officer:

           *                    Senior Vice      November 13, 1995
------------------           President and
Jeffrey H. Donahue           Chief Financial
                             Officer

Principal Accounting
Officer:

/s/ George L. Yungmann       Senior Vice         November 13, 1995
----------------------       President and
George L. Yungmann           Controller

   *By: /s/ Mathias J.DeVito                     November 13, 1995
       ---------------------
   Mathias J. DeVito
   Attorney-in-Fact

                     THE BOARD OF DIRECTORS

   David H. Benson, Jeremiah E. Casey, Anthony W. Deering, Rohit M. Desai, Mathias J. DeVito, Juanita T. James, Thomas J. McHugh,
Hanne M. Merriman, Roger W. Schipke and Alexander F. Trowbridge.


   /s/ Mathias J. DeVito        For himself      November 13, 1995
---------------------        and as Attorney-
Mathias J. DeVito            in-Fact for the
Attorney-in-Fact             above-named
                             members of
                             the Board of
                             Directors

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Rouse Capital certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the County of Howard, State of Maryland, on the 13th day of November, 1995.

                              ROUSE CAPITAL

                              By:  THE ROUSE COMPANY, as
                              Depositor


                                 By: /s/ George L. Yungmann*
                                  -----------------------
                                  George L. Yungmann
                                  Senior Vice President
                                  and Controller

						        DRAFT - 11/8/95

                                      EXHIBITS

Exhibit No.                                   Description
-----------    -------------------------------------------------------------------------
[dagger]1.1    Form of Underwriting Agreement
**4.1          Certificate of Trust of Rouse Capital
[dagger]4.2    Form of Trust Agreement
[dagger]4.3    Form of Indenture between Rouse and The First National
               Bank of Chicago, as Debenture Trustee
[dagger]4.4    Form of Preferred Securities (included in Exhibit 4.2)
[dagger]4.5    Form of Junior Subordinated Debenture (included in Exhibit 4.3)
[dagger]4.6    Form of Guarantee by Rouse and The First National Bank
               of Chicago, as Guarantee Trustee
[dagger]4.7    Form of Agreement as to Expenses and Liabilities
[dagger]5.1    Opinion of Richards, Layton & Finger re validity of
               Preferred Securities
[dagger]5.2    Opinion of Fried, Frank, Harris, Shriver & Jacobson re
               validity of Guarantee and Junior Subordinated
               Debentures
[dagger]5.3    Opinion of Bruce I. Rothschild, Esq.
[dagger]8.1    Opinion of Fried, Frank, Harris, Shriver & Jacobson re
               tax matters
*12.1          Computation of Ratio of Earnings to Combined Fixed Charges
               and Preferred Dividends
   *12.2       Computation of Ratio of Earnings to Fixed Charges
*12.3           Computation of Consolidated Coverage Ratio
*23.1          Consent of KPMG Peat Marwick LLP, independent auditors
*23.2          Consent of Landauer Associates, Inc., independent real
               estate consultants
[dagger]23.3   Consent of Richards, Layton & Finger (included in Exhibit 5.1 above)
[dagger]23.4   Consent of Fried, Frank, Harris, Shriver & Jacobson
               (included in Exhibit 5.2 above)
[dagger]23.5   Consent of Bruce I. Rothschild, Esq. (included in Exhibit 5.3 above)
[dagger]23.6   Consent of Fried, Frank, Harris, Shriver & Jacobson
               (included in Exhibit 8.1 above)
   *24.1       Power of Attorney, dated September 28, 1995.
*24.2          Power of Attorney, dated September 28, 1995.
[dagger]25.1   Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of The First National
               Bank of Chicago, as Debenture Trustee under the
               Indenture
[dagger]25.2   Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of The First National
               Bank of Chicago, as Trustee under the Trust
               Agreement of the Issuer
[dagger]25.3   Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of The First National
               Bank of Chicago, as Guarantee Trustee under the
               Guarantee
99.1           Section 2-418 of the Corporations and Associations Article of
               the Annotated Code of Maryland (which is
               incorporated by reference from the Exhibits to the
               Company's Form S-3 Registration Statement (No. 33-
               56646))

--------------------

*  Filed herewith.
   ** Previously filed.
[dagger] To be filed by amendment.


						THE ROUSE COMPANY AND SUBSIDIARIES

				  Computation of Ratio of Earnings to Combined Fixed Charges and
				               Preferred Stock Dividend Requirements
   				                     (dollars in thousands)

                                  Nine Months Ended
                                    September 30,                                  Year Ended December 31,
                                 --------------------     ----------------------------------------------------------
                                   1995        1994         1994         1993         1992       1991       1990
                                 --------    --------     --------     --------     --------   --------   --------
Earnings (loss) before
 income taxes, extraordinary
 loss and cumulative effect
 of change in accounting
 principle                        $8,415      $5,931      $13,336       $3,072     $(20,783)    $5,245       $257


Fixed charges:
 Interest costs                  164,213     163,786      220,971      219,705      221,907    219,538    200,469
 Capitalized interest             (5,236)     (5,033)      (7,388)      (8,899)     (15,098)   (21,243)   (29,947)
 Amortization of debt
  issuance costs                   1,924       1,649        2,146        2,801        3,571      3,173      2,833
 Portion of rental expense
  representative of
  interest factor (1)              5,042       7,600       10,788       15,988       14,739     15,265     12,465
 Support for debt service
  costs provided to
  affiliates accounted for
  under the equity method              0           0            0           31          389      1,106      2,081

Adjustments to earnings (loss):
 Minority interest in earnings
  of majority-owned
  subsidiaries having fixed
  charges                          1,716       1,574        2,234        1,909        1,747      2,118      1,698
 Undistributed earnings of
  less than 50%-owned
  subsidiaries                         0           0         (564)         (68)         (84)      (540)      (222)
 Previously capitalized
  interest amortized into
  earnings:
 Depreciation of operating
  properties (2)                   2,823       2,752        3,670        3,605        3,474      3,145      2,683
 Cost of land sales (3)              987       1,376        1,580        1,627        1,295        928        956

  Earnings available for
   combined fixed charges
   and Preferred stock
   dividend requirements        --------    --------     --------     --------     --------   --------   --------
                                $179,884    $179,635     $246,773     $239,771     $211,157   $228,735   $193,273
                                ========    ========     ========     ========     ========   ========   ========
Combined fixed charges and
 Preferred stock dividend
 requirements:
 Interest costs                 $164,213    $163,786     $220,971     $219,705     $221,907   $219,538   $200,469

 Amortization of debt
  issuance costs                   1,924       1,649        2,146        2,801        3,571      3,173      2,833
 Portion of rental expense
  representative of interest
  factor (1)                       5,042       7,600       10,788       15,988       14,739     15,265     12,465
 Support for debt service
  costs provided to affiliates
  accounted for under the
  equity method                        0           0            0           31           389      1,106     2,081
 Preferred stock dividend
   requirements (4)                18,302      16,352       21,802       18,968            0          0     3,788

 Total combined fixed charges
  and Preferred stock           --------    --------     --------     --------     --------   --------   --------
  dividend requirements         $189,481    $189,387     $255,707     $257,493     $240,606   $239,082   $221,636
                                ========    ========     ========     ========     ========   ========   ========
Ratio of earnings to combined
 fixed charges and Preferred
 stock dividend requirements           -           -            -            -            -          -          -
                                ========    ========     ========     ========     ========   ========   ========

   (1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $1,597,000 and $4,150,000 for the nine months ended September 30, 1995 and 1994, respectively, and $6,232,000, $10,006,000,
   $8,106,000, $8,458,000 and $5,588,000 for the years ended
   December 31, 1994, 1993, 1992, 1991 and 1990,
   respectively.
(2)Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
(3)Represents 10% of costs of land sales, the portion of such cost considered to be a reasonable estimate of the interest factor.
(4)Represents estimated pre-tax earnings required to cover Preferred stock dividends. Amount in 1990 was for dividends on Redeemable Preferred stock, which was acquired by a subsidiary and retired for financial reporting purposes in 1990. Amounts in 1995, 1994 and 1993 are for Convertible Preferred stock, which the Company issued in 1993. All amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 40%.
   (5)Total combined fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for combined fixed charges and Preferred stock dividend requirements by $9,597,000 and $9,752,000 for the nine months ended September 30, 1995 and 1994, respectively, and by $8,934,000, $17,722,000, $29,449,000, $10,347,000, and
   $28,363,000 for the years ended December 31, 1994, 1993, 1992, 1991, and 1990, respectively.


                					                                     Exhibit 12.1
		               THE ROUSE COMPANY AND SUBSIDIARIES

		        Computation of Ratio of Earnings to Fixed Charges
                	             (dollars in thousands)

                                Nine Months Ended
                                  September 30,                      Year Ended December 31,
                                ------------------  ---------------------------------------------------
                                  1995      1994      1994      1993        1992       1991      1990
                                --------  --------  --------  --------    --------   --------  --------
Earnings (loss) before
 income taxes, extraordinary
 loss and cumulative effect
 of change in accounting
 principle                        $8,415    $5,931    $13,336    $3,072    $(20,783)    $5,245      $257


Fixed charges:
 Interest costs                  164,213   163,786   220,971     219,705    221,907    219,538    200,469
 Capitalized interest             (5,236)   (5,033)   (7,388)     (8,899)   (15,098)   (21,243)   (29,947)
 Amortization of debt
  issuance costs                   1,924     1,649     2,146       2,801      3,571      3,173      2,833
 Portion of rental expense
  representative of interest
  factor (1)                       5,042     7,600    10,788      15,988     14,739     15,265     12,465
 Support for debt service
  costs provided to
  affiliates accounted for
  under the equity method              0         0         0          31        389      1,106      2,081

Adjustments to earnings (loss):
 Minority interest in
  earnings of majority-owned
  subsidiaries having fixed
  charges                          1,716     1,574     2,234       1,909       1,747      2,118     1,698
 Undistributed earnings of
  less than 50%-owned
  subsidiaries                         0         0      (564)        (68)        (84)      (540)     (222)
 Previously capitalized
  interest amortized into
  earnings:
 Depreciation of operating
  properties (2)                   2,823     2,752     3,670       3,605       3,474      3,145     2,683
 Cost of land sales (3)              987     1,376     1,580       1,627       1,295        928       956
                                 -------  --------  --------    --------    --------   --------  --------
   Earnings available
    for fixed charges           $179,884  $179,635  $246,773    $239,771    $211,157   $228,735  $193,273
                                ========  ========  ========    ========    ========   ========  ========

Fixed charges:
 Interest costs                 $164,213  $163,786  $220,971    $219,705    $221,907   $219,538  $200,469
 Amortization of debt
  issuance costs                   1,924     1,649     2,146       2,801       3,571      3,173     2,833
 Portion of rental expense
  representative of interest
  factor (1)                       5,042     7,600    10,788      15,988      14,739     15,265    12,465
 Support for debt service
  costs provided to affiliates
  accounted for under the
  equity method                        0         0         0          31         389      1,106     2,081
                                --------  --------  --------    --------    --------   --------  --------
   Total fixed charges          $171,179  $173,035  $233,905    $238,525    $240,606   $239,082  $217,848
                                ========  ========  ========    ========    ========   ========  ========
 Ratio of earnings to
  fixed charges                     1.05      1.04      1.06        1.01           -          -         -
                                ========  ========  ========    ========    ========   ========  ========


(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $1,597,000 and $4,150,000 for the nine months ended September 30, 1995 and 1994, respectively, and $6,232,000, $10,006,000, $8,106,000, $8,458,000 and $5,588,000 for the
    years ended December 31, 1994, 1993, 1992, 1991 and 1990,
    respectively.
(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
(3) Represents 10% of costs of land sales, the portion of such cost considered to be a reasonable estimate of the interest factor.
(4) Total fixed charges exceeded the Company's earnings available for fixed charges by $29,449,000, $10,347,000, and $24,575,000 for the years ended December 31, 1992, 1991 and 1990, respectively.




                			                                     Exhibit 12.3
       		               THE ROUSE COMPANY AND SUBSIDIARIES
         		   Computation of Consolidated Coverage Ratio
                               	     (dollars in thousands)

                                 Nine Months Ended
                                  September 30,                     Year Ended December 31,
                                ------------------  ------------------------------------------------
                                  1995      1994      1994      1993      1992      1991      1990
                                --------  --------  --------  --------  --------  --------  --------
Earnings before depreciation
 and deferred taxes from
 operations (EBDT)               $76,978   $67,115   $94,710   $78,281   $52,282   $46,820   $50,290

Consolidated interest
 expense                         158,977   158,753   213,583   210,806   206,809   198,295   170,522

Preferred stock dividends (1)         --        --        --        --        --        --     2,273
                                --------  --------  --------  --------  --------  --------  --------
                                $235,955  $225,868  $308,293  $289,087  $259,091  $245,115  $223,085
                                ========  ========  ========  ========  ========  ========  ========

Consolidated interest expense   $158,977  $158,753  $213,583  $210,806  $206,809  $198,295  $170,522

Preferred stock dividends (1)         --        --        --        --       --         --     2,273
                                --------  --------  --------  --------  --------  --------  --------

                                $158,977  $158,753  $213,583  $210,806  $206,809  $198,295  $172,795
                                ========  ========  ========  ========  ========  ========  ========

Consolidated coverage ratio         1.48      1.42      1.44      1.37      1.25      1.24      1.29
                                ========  ========  ========  ========  ========  ========  ========


(1)Dividends on redeemable Preferred stock (retired for financial reporting purposes in 1990) are included because the stock was subject to mandatory redemption requirements for cash.

                                                     Exhibit 23.1

       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors of The Rouse Company:

     We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading
"Experts" in the prospectus.


                                /s/  KPMG PEAT MARWICK LLP
                                KPMG PEAT MARWICK LLP

Baltimore, Maryland
   November 13, 1995

                                                     Exhibit 23.2

         CONSENT OF INDEPENDENT REAL ESTATE CONSULTANTS


The Board of Directors of The Rouse Company:

        We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement of The Rouse Company (the "Company") and Rouse Capital on Form S-3 (Registration Nos. 33-63279 and 33-63279-01) of our report dated February 21, 1995, on our concurrence with the Company's estimates of the market value of its equity and other interests in certain real property owned and/or managed by the Company and its subsidiaries as of December 31, 1994 and 1993, which report appears on page 19 of the 1994 Annual Report to Shareholders that is incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 1994, and to the reference to our firm under the heading "Experts" in the Prospectus that is a part of such Registration Statement.


                                /s/  Deborah A. Jackson
                                LANDAUER ASSOCIATES, INC.

New York, New York
   November 13, 1995

                                                     Exhibit 24.1

                           THE ROUSE COMPANY

                        POWER OF ATTORNEY

  KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that, effective September 28, 1995, each person whose signature appears below constitutes and appoints MATHIAS J. DeVITO, ANTHONY W. DEERING, JEFFREY H. DONAHUE and BRUCE I. ROTHSCHILD, and each of them, such person's true and lawful agents and attorneys-in-fact, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign for the undersigned such Registration Statement or Statements of The Rouse Company (the "Company") on Form S-3, or any successor or alternative Form, as may be filed from time to time, in connection with the issuance by the Company of Junior Subordinated Debentures or other debt securities and a guarantee and the issuance by Rouse Capital, a statutory business trust to be formed under Delaware law, of Quarterly Income Preferred Securities or other securities, and any registration statement or statements relating to an offering contemplated by such Registration Statement or Statements that are to be filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including any and all amendments (including post-effective amendments) to such Registration Statement or Statements and any registration statement related to an offering contemplated by such Registration Statement or Statements that are to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any State or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                              /s/ Anthony W. Deering
                              (SEAL)
                                Anthony W. Deering
                                President and
                                Chief Executive Officer

                              /s/ Jeffrey H. Donahue
                              (SEAL)
                                Jeffrey H. Donahue
                                Senior Vice President and
                                Chief Financial Officer

                              /s/ George L. Yungmann
                              (SEAL)
                                George L. Yungmann
                                Senior Vice President
                                and Controller

                                                     Exhibit 24.2

                           THE ROUSE COMPANY
                        POWER OF ATTORNEY

  KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that, effective September 28, 1995, each person whose signature appears below constitutes and appoints MATHIAS J. DeVITO, ANTHONY W. DEERING, JEFFREY H. DONAHUE AND BRUCE I. ROTHSCHILD, and each of them, such person's true and lawful agents and attorneys-in-fact, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign for the undersigned such Registration Statement or Statements of The Rouse Company (the "Company") on Form S-3, or any successor or alternative Form, as may be filed from time to time, in connection with the issuance by the Company of Junior Subordinated Debentures or other debt securities and a guarantee and the issuance by Rouse Capital, a statutory business trust to be formed under Delaware law, of Quarterly Income Preferred Securities or other securities, and any registration statement or statements relating to an offering contemplated by such Registration Statement or Statements that are to be filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including any and all amendments (including post-effective amendments) to such Registration Statement or Statements and any registration statement related to an offering contemplated by such Registration Statement or Statements that are to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any State or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                              /s/ David H. Benson
                              (SEAL)
                                David H. Benson
                                Director

                              /s/ Jeremiah E. Casey
                              (SEAL)
                                Jeremiah E. Casey
                                Director

                              /s/ Rohit M. Desai
                              (SEAL)
                                Rohit M. Desai
                                Director

                              /s/ Juanita T. James
                              (SEAL)
                                Juanita T. James
                                Director

                              /s/ Thomas J. McHugh
                              (SEAL)
                                Thomas J. McHugh
                                Director

                              /s/ Hanne M. Merriman
                              (SEAL)
                                Hanne M. Merriman
                                Director

                                 /s/ Roger W. Schipke
                              (SEAL)
                                Roger W. Schipke
                                Director

                              /s/ Alexander B. Trowbridge
                              (SEAL)
                                Alexander B. Trowbridge
                                Director

                              /s/ Mathias J. DeVito
                              (SEAL)
                                Mathias J. DeVito
                                Chairman of the Board
                                and Director

                              /s/ Anthony W. Deering
                              (SEAL)
                                Anthony W. Deering
                                Director